Execution Version

Certain portions of this document have been omitted pursuant to Items 601(a)(5) and 601(b)(2) of Regulation S‑K and, where applicable, have been marked with “[***]” to indicate where omissions have been made. A copy of any omitted portion will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however, that Zynga may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Zynga inc.

Carnation MergeCo Inc.

Chartboost, inc.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC

AS THE SECURITYHOLDER REPRESENTATIVE

Dated as of May 4, 2021

Page

Article 1: Definitions	1
Section 1.1	Definitions1
Section 1.2	Other Definitional Provisions.20
Article 2: The Merger	21
Section 2.1	The Merger.21
Section 2.2	Conversion of Capital Stock.21
Section 2.3	Exchange Procedures; Paying Agent22
Section 2.4	Options.23
Section 2.5	Escrow Arrangements24
Section 2.6	Certificate of Incorporation; Bylaws24
Section 2.7	Directors24
Section 2.8	Withholding25
Article 3: The Closing; Merger Consideration Adjustment	25
Section 3.1	The Closing25
Section 3.2	The Closing Transactions25
Section 3.3	Estimated Closing Proceeds; Closing Proceeds Adjustment.26
Article 4: Representations and Warranties of the Company	28
Section 4.1	Organization and Corporate Power.28
Section 4.2	Authorization.29
Section 4.3	Non-Contravention.29
Section 4.4	Capitalization.30
Section 4.5	Subsidiaries32
Section 4.6	Financial Statements.32
Section 4.7	Absence of Undisclosed Liabilities33
Section 4.8	Absence of Certain Changes or Events33
Section 4.9	Real Property.33
Section 4.10	Tangible Personal Property.34
Section 4.11	Material Contracts35
Section 4.12	Tax Matters.37
Section 4.13	Intellectual Property.39
Section 4.14	Privacy and Cybersecurity.45

i

(continued)

Page

Section 4.15	Employees.47
Section 4.16	Employee Benefit Plans.48
Section 4.17	Litigation; Orders49
Section 4.18	Permits; Compliance with Laws.50
Section 4.19	Trade Control Laws and Sanctions; Compliance.50
Section 4.20	Environmental Matters51
Section 4.21	Insurance52
Section 4.22	Material Customers and Suppliers52
Section 4.23	Product and Service Warranties52
Section 4.24	Bank Accounts; Powers of Attorney53
Section 4.25	Related Party Transactions53
Section 4.26	Brokers and Other Advisors; Existing Discussions53
Section 4.27	No Other Representations53
Article 5: Representations and Warranties of Parent and Merger Sub	53
Section 5.1	Organization and Corporate Power54
Section 5.2	Authorization54
Section 5.3	Non-Contravention.54
Section 5.4	Sufficient Funds55
Section 5.5	No Prior Merger Sub Operations55
Section 5.6	Broker and Other Advisors55
Article 6: Covenants of the Company and Parent	55
Section 6.1	Conduct of the Business55
Section 6.2	Notification of Certain Matters57
Section 6.3	Access.58
Section 6.4	Publicity; Confidentiality.58
Section 6.5	Further Assurances59
Section 6.6	Regulatory Filings; Efforts.59
Section 6.7	Information Statement.60
Section 6.8	Section 280G61
Section 6.9	No Shop.61
Section 6.10	Director and Officer Liability and Indemnification.62
Section 6.11	Tax Matters.62

(continued)

Page

Section 6.12	Real Property Covenants.65
Section 6.13	Restricted Stock Unit Awards.65
Section 6.14

Third Party Consents.  The Company will use commercially reasonable efforts to obtain prior to the Closing, and deliver to Parent prior to the Closing, all consents, approvals, assignments, notices, waivers, authorizations or other certificates listed or described on Section 4.3(a) of the Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Section 4.3(a) of the Disclosure Letter if entered into prior to the Agreement Date) (as applicable).65

Section 6.15

Termination of 401(k) Plan. Effective as of the day immediately preceding the Closing Date, the Company will terminate any Plan that includes a Section  401(k) arrangement (unless Parent provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) plans will not be terminated).  The Company will provide Parent with evidence that such 401(k) plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company.  The form and substance of such resolutions will be subject to review and approval by Parent.  The Company also will take such other actions in furtherance of terminating such 401(k) plan as Parent may reasonably require.  In the event that termination of the Company’s 401(k) plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company will take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent.65

Article 7: Conditions to Closing	66
Section 7.1	Conditions to All Parties’ Obligations66
Section 7.2	Conditions to Parent’s and Merger Sub’s Obligations66
Section 7.3	Conditions to the Company’s Obligations67
Section 7.4	Frustration of Closing Conditions68
Section 7.5	Closing Deliveries of the Company68
Section 7.6	Closing Deliveries of Parent and Merger Sub69
Article 8: Termination	69
Section 8.1	Termination69
Section 8.2	Notice of Termination; Effect of Termination70
Article 9: Indemnification	70
Section 9.1	Survival.70
Section 9.2	Indemnification by the Indemnifying Securityholders71

(continued)

Page

Section 9.3	Limitations on Indemnification72
Section 9.4	Indemnification Procedures.73
Section 9.5	Release of Escrow Fund75
Section 9.6	Treatment of Indemnification Payments75
Article 10: Miscellaneous	75
Section 10.1	Notices76
Section 10.2	Severability77
Section 10.3	Counterparts77
Section 10.4	Expenses77
Section 10.5	Assignment; Successors and Assigns77
Section 10.6	Amendment; Waiver77
Section 10.7	Remedies77
Section 10.8	Third Parties78
Section 10.9	Governing Law78
Section 10.10	Consent to Jurisdiction; Waiver of Jury Trial.78
Section 10.11	Disclosure Schedule79
Section 10.12	Entire Agreement79
Section 10.13	Securityholder Representative79
Section 10.14	Relationship of the Parties81
Section 10.15	Legal Representation81

SCHEDULES

Schedule A‑Designated Employees

EXHIBITS

Exhibit A‑Form of Certificate of Merger

Exhibit B‑Form of Escrow Agreement

Exhibit C‑Form of Joinder Agreement

Exhibit D-Form of Restrictive Covenant Agreement

Exhibit E‑Form of Stockholder Written Consent

v

Execution Version

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 4, 2021, is made by and among Zynga Inc., a Delaware corporation (“Parent”), Carnation MergeCo Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Chartboost, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company (the “Securityholder Representative”), solely in its capacity as representative for the Indemnifying Securityholders.

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have determined that it would be desirable and in the best interests of their respective corporations and stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company pursuant to which the Company would be the surviving corporation and become a wholly owned subsidiary of Parent upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), and in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the Transaction Documents;

WHEREAS, the respective boards of directors of Merger Sub and the Company have recommended the adoption of this Agreement by their respective stockholders in accordance with the DGCL; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as an inducement to Parent and Merger Sub to enter into this Agreement, each of the Key Employees is executing a Restrictive Covenant Agreement with Parent or one of its Affiliates, each of which will be effective contingent upon the consummation of the Merger and at and as of the Effective Time.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1:
Definitions

Section 1.1Definitions

.  As used in this Agreement, the following terms will have the following meanings:

“Acquisition Proposal” with respect to the Company, means any offer, inquiry, indication of interest or proposal relating to any transaction or series of related transactions involving: (a) the sale, license, lease, transfer, disposition or acquisition of all or a substantial portion of (excluding sales of inventory and licensing of the Company’s products or services in the ordinary course of business consistent with past practice) the business or assets of the Company or any of its Subsidiaries; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity interests of the Company (other than (A) Company Stock issued upon the exercise of Options, (B) Options issued in accordance with the terms of this Agreement, (C) Company Common Stock issued upon conversion of any shares of Company Preferred Stock outstanding as of the date hereof or (D) Company Stock), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity interests of the Company (other than Options issued in accordance with the terms of this Agreement), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity interests of the Company (other than Options issued in accordance with the terms of this Agreement); (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company or any of its Subsidiaries; (d) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries; or (e) any combination of the foregoing; provided, however, that the transactions between Parent, Merger Sub and the Company contemplated by this Agreement will not be deemed an Acquisition Proposal.

“Advertising Rules” means all applicable Laws, contractual obligations, self-regulatory standards, codes, programs, frameworks, written policies and terms of use to which the Company and the Company Subsidiaries are bound, and any applicable consents obtained by or on behalf of and binding upon the Company or the Company Subsidiaries, or their customers and communicated to the Company or the Company Subsidiaries  relating to the Processing of consumer data, the targeting, restriction or serving of ads, the Processing of consumer profiles, device graphs or interest segments, or the optimization of the Company Products, including, to the extent so applicable, the Network Advertising Initiative Code of Conduct, the Digital Advertising Alliance Self-Regulatory Principles, the IAB Europe’s Transparency and Consent Framework, and the IAB’s CCPA Compliance Framework, each as updated from time to time.

“Additional Company Stock Per Share Amount” means an amount equal to (i) the Additional Proceeds divided by (ii) the Fully-Diluted Stock.

“Additional Proceeds” means (i) the portions, if any, of the Escrow Fund to be released from the Escrow Fund to the Stockholders and the vested In-The-Money Optionholders in accordance with the provisions hereof and of the Escrow Agreement, plus (ii) the portion of the Representative Expense Fund, if any, to be released to the Stockholders and the vested In-The-Money Optionholders in accordance with the provisions hereof plus (iii) the portion of any Seller Adjustment Amount that becomes payable to the Stockholders and the vested In-The-Money Optionholders in accordance with the terms of this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Company Stock Per Share Amount” means (i) the Initial Company Stock Per Share Amount plus (ii) the Additional Company Stock Per Share Amount.

“Aggregate Exercise Price” means the aggregate exercise price of all In-The-Money Options, including any In-the-Money Option that (i) is outstanding as of immediately prior to the Effective Time and (ii) accelerates in connection with the Merger in accordance with the terms and conditions of its governing option agreement based on the books and records of the Company.

“Agreed Amount” is defined in Section 9.4(c)(iii).

“Agreement” is defined in the Preamble.

“Anti-Corruption Laws” is defined in Section 4.19(d).

“Balance Sheet” is defined in Section 4.6(a).

“Basket” is defined in Section 9.3(a).

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York or San Francisco, California are authorized or obligated by Law or executive order to close.

“Capital Lease Obligation” means, without duplication of any item that would otherwise be included in the term Indebtedness, any obligation (including accrued interest) of the Company or its Subsidiaries under a lease agreement that would be capitalized pursuant to GAAP.  Notwithstanding the foregoing, Capital Lease Obligations will not include any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases; provided, that Capital Lease Obligations will include breakage costs, prepayment penalties or fees or other similar amounts in connection with a capitalized lease but only to the extent that the capital lease requires prepayment penalties or fees or other similar amounts in connection with the consummation of the transactions contemplated by this Agreement.

“Card Association” means VISA U.S.A., Inc. and Visa International, Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche, PayPal and any other card association, debit card network or similar entity and any legal successor organizations or association of any of them.

“Card Association Rules” means the rules, regulations, bylaws, standards, policies, and procedures of the Card Associations, including with respect to the processing of Cardholder Data, the Payment Card Industry Data Security Standards (“PCI-DSS”) and the Payment Application Data Security Standards (“PA-DSS”), each as revised from time to time.

“Cardholder Data” means credit, debit or other payment method information, including the number assigned by a card issuer that identifies a cardholder’s account, card expiration date, data stored on the magnetic strip of a credit or debit card, PayPal or other online payment card processor account information and similar information (including any other cardholder information defined for or by the PCI‑DSS or other PCI requirements).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means, as of a given time, an amount equal to (i) the aggregate amount of all cash, cash equivalents and marketable securities of the Company or any of its Subsidiaries, determined in accordance with GAAP, including restricted cash, plus (ii) all uncleared deposits of the Company and its Subsidiaries outstanding less (iii) all uncleared checks or withdrawals of the Company and the Subsidiaries outstanding.

“Certificate of Merger” means the certificate of merger in the form of Exhibit A.

“Certificates” is defined in Section 2.3.

“Closing” is defined in Section 3.1.

“Closing Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Cash” means the amount of Cash as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Date” is defined in Section 3.1.

“Closing Indebtedness” means the amount of Indebtedness outstanding as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Net Working Capital” means Net Working Capital as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Proceeds” means (i) the Enterprise Value, plus (ii) Closing Cash, plus (iii) the amount (if any) by which Closing Net Working Capital is greater than Target Net Working Capital, plus (iv) the Aggregate Exercise Price, minus (v) Closing Indebtedness, minus (vi) the amount (if any) by which Closing Net Working Capital is less than Target Net Working Capital, minus (vii) Unpaid Transaction Expenses, minus (viii) the Representative Expense Fund, minus (ix) the Escrow Amount.  For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Unpaid Transaction Expenses or Net Working Capital will be double counted for purposes of calculating the Closing Proceeds hereunder.

“Closing Proceeds Elements” will mean, collectively, the following: (i) Closing Cash; (ii) Closing Indebtedness; (iii) Net Working Capital; (iv) the Aggregate Exercise Price; and (v) Unpaid Transaction Expenses.

“Closing Statement” is defined in Section 3.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Common Stock” means the Common Stock, par value $0.00001 per share, of the Company.

“Company Data” means all data of any kind or character contained in the Company IT Systems or any databases owned by or controlled by or on behalf of the Company (including any and all Trade Secrets therein), and all other information and data compilations collected, generated, obtained, licensed or received by or on behalf of the Company in connection with the marketing, delivery, or use of any Company Product, or that is used by or on behalf of the Company in or necessary to the Company’s conduct of its business.

“Company Documents” is defined in Section 4.2(a).

“Company FF Preferred Stock” means the FF Preferred Stock, par value $0.00001 per share, of the Company.

“Company Governance Documents” is defined in Section 4.1(a).

“Company IP” means all rights in IP and Intellectual Property Rights in which the Company has or purports to have an ownership interest or an exclusive license or similar exclusive right in any field or territory, including all Intellectual Property Rights that are embodied in Company Data and Company Products.

“Company IT System” means all information technology and computer systems (including software, software development kits, hardware, databases, firmware, middleware, servers, systems, sites, circuits, networks, data communications lines, workstations, routers, hubs, switches, interfaces, websites (including the content thereon), platforms and cloud services (including software as a service, platform as a service and infrastructure as a service), automated networks and control systems, and all other computer, telecommunications and information technology systems, assets and equipment (whether or not local or outsourced)) whether owned and operated by the Company or any other Person on the Company’s behalf and in each case used in or necessary to the Company’s conduct of its business.

“Company Officer’s Certificate” is defined in Section 7.5(b).

“Company Preferred Stock” means the Series A Preferred Stock, par value $0.00001 per share, of the Company, and the Series B Preferred Stock, par value $0.00001 per share, of the Company.

“Company Product” means each of the products and services that have been, or are currently being, marketed, distributed, licensed, sold, offered, or otherwise provided or made available by the Company or which are currently under development and scheduled for commercial release within 180 days following the Closing.

“Company Product Source Code” is defined in Section 4.13(h)(iii).

“Company Property” is defined in Section 4.9(a).

“Company Secretary’s Certificate” is defined in Section 7.5(c).

“Company Securityholders” means, the holders of the issued and outstanding Company Stock, together with the holders of all other issued and outstanding equity interests of the Company, including securities convertible into, or exercisable or exchangeable for, securities of the Company, including Options.

“Company Stock” means the Company Common Stock, the Company FF Preferred Stock and the Company Preferred Stock.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated September 2, 2020 by and between Parent and the Company.

“Continuing Employee” means any employees of the Company or any of its Subsidiaries who remain employees of the Company or any of its Affiliates following the Closing.

“Contract” means any agreement, contract, subcontract, license, sublicense, lease, indenture, purchaser order or other legally binding commitment or undertaking of any nature (whether oral or written).

“Controller” means a person who, alone or jointly with others, determines the purposes and means of Processing of Personal Data.

“COVID Law” means any Law issued or enacted in any country in the world in connection with the COVID-19 pandemic, including (i) the CARES Act, (ii) the Executive Order signed by President Trump on August 8, 2020, as may be amended or modified from time to time, and (iii) the Consolidated Appropriations Act, which was signed into law on December 27, 2020, as may be amended or modified from time to time, including, in each case, any rules or regulations promulgated thereunder (including any analogous provisions under state and local law).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“D&O Indemnitees” is defined in Section 6.10(a).

“D&O Tail Policy” is defined in Section 6.10(b).

“Designated Employee” means each individual set forth on Schedule A.

“DGCL” is defined in the Recitals.

“Direct Claims” is defined in Section 9.4(a).

“Disclosure Schedule” is defined in Article 4:.

“Disputed Items” is defined in Section 3.3(c).

“Dissenting Shares” is defined in Section 2.2(b)(iii)(A).

“Effective Time” is defined in Section 2.1(b).

“Enforceability Exceptions” is defined in Section 4.2(a).

“Enterprise Value” means $250,000,000.

“Environmental Claim” means any administrative, regulatory or judicial action, suit, order, claim, demand, directive, Lien, investigation, proceeding, notice or request by or from any Governmental Body or any other Person seeking information or alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including a Release of, or human exposure to, any Hazardous Material.

“Environmental Laws” means all Laws as enacted and in effect on or prior to the Closing Date concerning pollution, the environment or the protection of human health from environmental hazards, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes.

“Environmental Permit” means any permit, license, exemption, registration, emissions allocation or credit, order, franchise, authorization, consent or approval required under any applicable Environmental Law for the Company or its Subsidiaries to conduct its respective businesses.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in the form of Exhibit B.

“Escrow Amount” means an amount equal to $25,000,000.

“Escrow Fund” means the amount of cash held from time to time by the Escrow Agent in an account established pursuant to the Escrow Agreement.

“Estimated Aggregate Exercise Price” means the Company’s good faith estimate of the Aggregate Exercise Price.

“Estimated Closing Cash” means the Company’s good faith estimate of the Closing Cash based on the books and records of the Company.

“Estimated Closing Indebtedness” means the Company’s good faith estimate of the amount of Closing Indebtedness based on the books and records of the Company.

“Estimated Closing Proceeds” means (i) the Enterprise Value, plus (ii) Estimated Closing Cash, plus (iii) the amount (if any) by which Closing Net Working Capital is greater than Target Net Working Capital, plus (iv) Estimated Aggregate Exercise Price, minus (v) Estimated Closing Indebtedness, minus (vi) Estimated Unpaid Transaction Expenses, minus (vii) the amount (if any) by which Estimated Net Working Capital is less than Target Net Working Capital, minus (viii) the Representative Expense Fund, minus (ix) the Escrow Amount.  For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Unpaid Transaction Expenses or Net Working Capital will be double counted for purposes of calculating the Estimated Closing Proceeds hereunder.

“Estimated Closing Proceeds Elements” will mean, collectively, the following: (i) Estimated Closing Cash, (ii) Estimated Closing Indebtedness, (iii) Estimated Net Working Capital, (iv) Estimated Aggregate Exercise Price and (v) Estimated Unpaid Transaction Expenses.

“Estimated Closing Statement” is defined in Section 3.3(a).

“Estimated Net Working Capital” means the Company’s good faith estimate of the amount of Net Working Capital based on the books and records of the Company.

“Estimated Unpaid Transaction Expenses” means the Company’s good faith estimate of the amount of Unpaid Transaction Expenses based on the books and records of the Company.

“Exchange Act” will mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Documents” is defined in Section 2.3.

“Exchange Ratio” means the quotient of (i) the Aggregate Company Stock Per Share Amount divided by (ii) the Parent Stock Price.

“Final Resolution” is defined in Section 9.4(c)(iv).

“Financial Statements” is defined in Section 4.6(a).

“Foreign Public Official” means any: (i) officer, employee or representative of any foreign Governmental Body; (ii) officer, employee or representative of any commercial enterprise or entity that is owned or controlled by a foreign Governmental Body; (iii) officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) Person acting in an official capacity for any foreign Governmental Body, enterprise or organization identified above; and (v) foreign political party, foreign political party official or candidate for foreign political office.

“Fully-Diluted Stock” means the sum of (i) the aggregate number of shares of Company Stock issued and outstanding as of immediately prior to the Effective Time, excluding, for the avoidance of doubt, any Treasury Shares, plus (ii) the maximum aggregate number of shares of Company Common Stock issuable upon full cash exercise, exchange or conversion of all In-the-Money Options that are outstanding as of immediately prior to the Effective Time.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries), Section 4.12 (Tax Matters) and Section 4.26 (Brokers and Other Advisors; Existing Discussions).

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, local, municipal, foreign, or other government or (iii) governmental or quasi‑governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal), in each case with jurisdiction over the applicable Person.

“Hazardous Materials” means material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law or (ii) can form the basis of any liability under any Environmental Law.

“Highest In-the-Money Exercise Price” means the highest per share exercise price at which the Aggregate Company Stock Per Share Amount would exceed such highest per share exercise price assuming that (i) all Options outstanding as of immediately prior to the Effective Time (A) with a per share exercise price equal to or less than such highest per share exercise price are included in the Fully-Diluted Stock and (B) with a per share exercise price greater than such highest per share exercise price are excluded from the Fully-Diluted Stock and (ii) the sum of the exercise prices of all Options (A) with a per share exercise price equal to or less than such highest per share exercise price were included in the Aggregate Exercise Price and (B) with a per share exercise price greater than such highest per share exercise price were excluded from the Aggregate Exercise Price.

“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-the-Money Option” means an Option with an exercise price per share that is less than the Highest In-the-Money Exercise Price.

“In-The-Money Optionholder” means each holder of an In-The-Money Option.

“Indebtedness” means, without duplication, as of any particular time, (i) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) Liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) Liabilities of the Company and its Subsidiaries to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business consistent with past practice, (iv) all Liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (v) any deferred purchase price Liabilities related to past acquisitions of the Company or any of its Subsidiaries, (vi) the amount of Capital Lease Obligations, (vii) all indebtedness in the nature of guarantees of the obligations of other Persons described in the immediately preceding clauses (i) through (vi), (viii) any “success fees” or bonuses, or severance payments payable to employees of the Company or any of its Subsidiaries arising solely from or otherwise triggered solely by the closing of the transactions contemplated hereby (including the employer portion of any social security or Medicare Tax attributable to such payments) but excluding any Unpaid Transaction Expenses, any such amounts relating to any arrangement put in place by or at the direction of Parent or any of its Affiliates, any such payment that is triggered by the termination of the employment or service relationship of any Person that occurs after the Closing pursuant to a Plan set forth on Section 4.16(a) of the Disclosure Schedule or that occurs at the request of or by the Parent or any of its Affiliates prior to, in connection with or following the Closing (and, in each case, excluding the employer portion of any social security or Medicare Tax attributable to such excluded payments or amounts), (ix) any Liabilities related to advance payments from customers, (x) any unpaid Pre-Closing Taxes (whether or not such Taxes are due and payable as of the Closing Date) except to the extent taken into account in the calculation of Unpaid Transaction Expenses, and (xi) unpaid professional fees to the extent not included in Unpaid Transaction Expenses; provided, that “Indebtedness” will not include any such Liabilities or obligations between the Company and any of its Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company.

“Indemnification Claim Notice” is defined in Section 9.4(c)(i).

“Indemnification Claim Response” is defined in Section 9.4(c)(iii).

“Indemnified Persons” is defined in Section 9.2.

“Indemnifying Securityholders” means, collectively, the Stockholders (other than Stockholders properly exercising appraisal or dissenters’ rights for Dissenting Shares who have not withdrawn or otherwise terminated their exercise of appraisal and dissenters’ rights, as applicable, pursuant to the DGCL) and the vested In-The-Money Optionholders.

“Independent Accountant” is defined in Section 3.3(d).

“Information Statement” is defined in Section 6.7(b).

“Initial Company Stock Per Share Amount” means the amount determined by dividing (i) the Estimated Closing Proceeds by (ii) the Fully-Diluted Stock.

“Initial Spreadsheet” is defined in Section 4.4(d).

“Insurance Policies” is defined in Section 4.21.

“Intellectual Property Rights” will mean all intellectual property and proprietary rights of every kind and description throughout the world, including all U.S. and foreign rights in any of the following: (i) patents (including utility, utility model, plant and design patents, and certificates of invention) and patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (collectively, the “Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, the “Trademarks”), (iii) copyrights and copyrightable subject matter, (iv) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) Trade Secrets and all other confidential information, know-how, discoveries, inventions, proprietary processes, formulae, models, and methodologies, (vi) rights of publicity, privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, (viii) social media addresses and accounts and usernames, account names and identifiers (whether textual, graphic, pictorial or otherwise), and sub-domain names and personal URL’s used or acquired in connection with a third-party website, (ix) any intangible assets similar to those in clauses “(i)” through “(viii)” above; (x) all applications and registrations, and any renewals, extensions and reversions, for the foregoing; and (xi) together with, in each of clauses “(i)” through “(x)” above, all claims for damages by reason of past infringement thereof, with the right to sue for, and collect the same.

“Interim Period” is defined in Section 6.1.

“IP” means discoveries, algorithms, deep learning, machine learning, and other artificial intelligence models, application programming interfaces (“APIs”), apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, data, data collections and databases, diagrams, formulae, inventions (whether or not patentable), Trademarks, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, Trade Secrets, user interfaces, URLs, web sites, works of authorship and other forms of technology of any kind (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“IP Contributor” is defined in Section 4.13(c)(i).

“IRS” means the United States Internal Revenue Service or any successor agency.

“ITAR” means the International Traffic in Arms Regulations.

“Joinder Agreement” means a joinder agreement in the form of Exhibit C.

“Key Employee” means each of Rich Izzo and Sean Fannan.

“knowledge” means, with respect to the Company, the actual knowledge of the Company’s Chief Executive Officer, Chief Technical Officer, Head of Finance and [***] after due inquiry and the knowledge that each such Person would reasonably be expected to obtain in the course of diligently performing his or her duties for the Company.

“Law” means any law (including common law), rule, regulation, judgment, order, decree, or other pronouncement having the effect of law of any Governmental Body.

“Liabilities” means liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Licensed IP” means all Intellectual Property Rights used by the Company under a written and enforceable license agreement, excluding the Company IP.

“Liens” means any liens, statutory liens, pledges, mortgages, security interests, charges, easements, rights of way, covenants, claims, licenses, restrictions, rights, options, conditional sale or other title retention agreements or encumbrances of any kind or nature.

“Losses” means any and all losses, damages, Liabilities, Taxes, costs (including reasonable out-of-pocket costs of investigation) and expenses, including interest, penalties, settlement costs, judgments, awards, fines, court costs and fees (including reasonable attorneys’ fees and expenses); provided, however, that Losses will not include any punitive damages unless such damages are awarded to a third party.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (any such item, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on: (i) the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that Effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, will not be considered when determining whether a Material Adverse Effect has occurred: (A) changes in economic conditions, financial, credit or securities markets in general or the industries and markets in which the Company and its Subsidiaries operate; (B) any change after the date hereof in Laws, GAAP or any other accounting standard applicable to the Company, or the enforcement or interpretation thereof; (C) acts of God (including any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event), calamities, pandemics/epidemics (including COVID-19), national or international political or social conditions, including acts of war, the engagement in hostilities, or the occurrence of any military attack or terrorist act in the jurisdictions in which the Company and its Subsidiaries operate or any escalation or worsening of any of the foregoing; provided, further, the foregoing exceptions will only be applicable to the extent that such Effects do not have a disproportionate impact on the Company and its Subsidiaries relative to businesses in the same or similar industries; or (D) any action by the Company that is expressly contemplated by this Agreement; or (E) the failure to take any action referred to in Section 6.1 that was not taken by the Company because Parent withheld its consent (provided that such consent was not reasonably withheld by Parent); or (ii) the ability of the Company to perform its obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement, including the Merger.

“Material Contracts” is defined in Section 4.11.

“Material Customers” is defined in Section 4.22.

“Material Suppliers” is defined in Section 4.22.

“Merger” is defined in Section 2.1(a).

“Merger Consideration” means the aggregate consideration to which holders of Company Stock and vested In-The-Money Options become entitled pursuant to Section 2.2 and Section 3.3.

“Merger Sub” is defined in the Preamble.

“Net Working Capital” means (i) the Company’s consolidated total current assets (as defined by and determined in accordance with GAAP) less (ii) the Company’s consolidated total current Liabilities as of immediately prior to the Effective Time (as defined by and determined in accordance with GAAP, provided, however, that deferred revenue will not be a current Liability), excluding current Liabilities relating to Indebtedness and any current or deferred Tax Liabilities; provided, further, for the avoidance of doubt, Net Working Capital will exclude Cash and any amounts relating to or included in Indebtedness or Unpaid Transaction Expenses to the extent such amounts are reflected in the calculation of Merger Consideration (to avoid any double-counting with any other adjustments).

“Non-U.S. Plan” is defined in Section 4.16(k).

“Objection Notice” is defined in Section 3.3(c).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” means any computer software that is distributed or otherwise made available under “open source”, “community”, or “free software” terms, including: (a) any license that has been approved by the Open Source Initiative, a list of which is available at https://opensource.org/licenses, which include any version of the following licenses: (i) Common Development and Distribution License (CDDL), Common Public License, Eclipse Public License, Erlang Public License, IBM Public License, GNU Lesser or Library General Public License (LGPL), Mozilla Public License, Microsoft Reciprocal License, Sun Public License, and any other “weak copyleft” license; (ii) BSD Protection License, any Creative Commons “Share Alike” license, GNU General Public License (GPL), Q Public License, Sleepycat License, and any other “strong copyleft” license; and (iii) Affero General Public License (AGPL), Common Public Attribution License (CPAL), Non-Profit Open Software License, Open Software License (OSL), and any other “network copyleft” license; (b) any license that meets the Open Source Definition promulgated by the Open Source Initiative, which is available at https://opensource.org/osd; and (c) any license that is substantially similar to those described in any, all, or any combination of the foregoing clauses “(a)” and“(b)”.

“Optionholder” means a holder of an Option.

“Options” means all options to acquire shares of Company Stock which are outstanding as of immediately prior to the Effective Time (whether or not exercisable).

“Order” will mean, with respect to any Person, any order, writ, rule, injunction, award, judgment, decree, stipulation, verdict or ruling issued, made, rendered, enacted, adopted, promulgated or applied by a Governmental Body that is binding upon or applicable to such Person or its property.

“Other Antitrust Regulations” mean all antitrust or competition Laws of any Governmental Body, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

“Outside Date” is defined in Section 8.1(b).

“Parent” is defined in the Preamble.

“Parent Adjustment Amount” is defined in Section 3.3(f)(i).

“Parent Common Stock” means the shares of common stock of Parent.

“Parent Documents” is defined in Section 5.2.

“Parent Equity Plan” means the Parent 2011 Equity Incentive Plan (or any successor thereto), including all sub-plans.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub, as applicable, to perform their respective obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement, including the Merger.

“Parent Officer’s Certificate” is defined in Section 7.3(c).

“Parent Stock Price” means the average of the closing sale prices of Parent Common Stock on the Nasdaq Global Select Market for the thirty (30) consecutive trading days ending with the trading day that is three (3) trading days prior to the Closing Date.

“Paying Agent” means JPMorgan Chase Bank, N.A., or its successor, in its capacity as such pursuant to a paying agent agreement between it and Parent.

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

“Permitted Liens” means: (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (ii) statutory, landlord’s, mechanic’s, materialmen’s, and similar Liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not yet due and payable or which are being contested in good faith by appropriate proceedings if reserves with respect thereto are maintained on the Company’s books in accordance with GAAP to the satisfaction of Parent, or, with respect to mechanics’ or materialmens’ liens, have been sufficiently bonded over to the satisfaction of Parent; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body which are not violated by the current use or occupancy of such real property or the operation of the business; and (iv) easements, covenants, conditions and restrictions of record.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personal Data” means any data or relating to an identified or identifiable natural individual and any other data or information that constitutes personal data, personal information or personally identifiable information under any applicable Privacy Obligation, and includes, to the extent any of the following qualifies under the foregoing description: an individual’s combined first and last name, home address, telephone number, fax number, email address, social security number or other Governmental Body-issued identifier (including state identification number, tax identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, biometric data, medical or health information, credit card and other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing; an identifiable natural individual is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier and to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural individual.

“Personal Property Leases” is defined in Section 4.10(b).

“Plans” mean each compensation and/or benefit plan, program, policy, practice, contract, agreement or other arrangement (whether or not such plan is subject to ERISA), including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any other bonus or incentive compensation, change in control, deferred compensation, defined contribution or defined benefit pension, employment, equity or equity-based, flexible spending, fringe benefit, gross-up arrangements, insurance (including accident, AD&D, dental, disability, hospitalization, life, medical, split dollar, stop-loss and vision), profit sharing, retention, severance or retirement (including retiree medical), vacation or wrap plan, program, policy, practice, contract, agreement or other arrangement, whether or not in writing and whether or not funded, in each case that is established, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any Subsidiary for the benefit of the current or former employees, directors, consultants or independent contractors of the Company or any Subsidiary and with respect to which the Company or any Subsidiary has any actual or contingent liability.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) the portion of the Straddle Period that ends on the Closing Date.

“Pre-Closing Taxable Events” means any transaction or event occurring on or before the Closing Date, the occurrence of which results in the imposition of a Tax on the Company.

“Pre-Closing Taxes” means all Liabilities for (i) Taxes of the Company or any of its Subsidiaries for Pre-Closing Tax Periods and Pre-Closing Taxable Events, regardless of whether the Taxes for such events are incurred prior to or after the Closing Date, determined without regard to any carryback of a loss or credit arising after the Closing Date (and, for the avoidance of doubt, including any such Taxes that were deferred pursuant to the COVID Law), (ii) Taxes arising as a result of prepaid amounts received by the Company or any of its subsidiaries, (iii) Taxes of any Person imposed on the Company or any of its Subsidiaries as a result of being, on or prior to the Closing Date, a member of any affiliated, consolidated or combined group before the Closing pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Law, (iv) Taxes of any Person for which the Company or any of its Subsidiaries becomes liable as a transferee or successor, by Contract (including any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person), or pursuant to any Law, to the extent such Taxes relate to an event or transaction occurring before the Closing, (v) Taxes imposed on any Securityholder for any Taxable period in respect of the transactions contemplated by this Agreement for which an Indemnified Person is liable by reason of any requirement to withhold (excluding, for the avoidance of doubt, any such Taxes related to compensatory payments for services performed after the Closing Date or any compensatory payments that vest after the Closing Date); (vi) any withholding, payroll, social security, unemployment or similar Taxes attributable to any payments made on or around the Closing Date that are contingent upon or payable as a result of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any such Taxes related to compensatory payments for services performed after the Closing Date or any compensatory payments that vest after the Closing Date) and (vii) the Transfer Taxes pursuant to Section 6.11(d).  Pre-Closing Taxes will be calculated by taking into account any (A) estimated Tax payments and overpayments of Taxes, including Tax credits, to the extent such estimated Tax payments, overpayments of Taxes or Tax credits may be utilized to reduce the liability for the corresponding Taxes for any Pre-Closing Tax Period and (B) any net operating losses of the Company or its Subsidiaries and any Tax assets that are deductible against the corresponding Tax in a Pre-Closing Tax Period (including deductions arising by virtue of the transactions contemplated by this Agreement) to the maximum extent permitted by applicable Law; provided however, that for the avoidance of doubt, such Pre-Closing Tax calculation will exclude any Tax reductions, refunds or credits attributable to any carryback of a net operating loss, credit, or any other Tax assets from a Tax period (or portion thereof) beginning on or after the Closing Date.  For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date will (A) in the case of any Taxes that are imposed on an annual or periodic basis (other than gross receipts, sales or use Taxes and Taxes based upon or related to income) be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which will be the number of days in the Tax period ending on and including the Closing Date, and the denominator of which will be the number of days in the entire Tax period and (B) in the case of any other Tax, be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date based on a hypothetical closing of the books of the Company (and will be deemed to include any Taxes that would arise pursuant to Sections 951 or 951A of the Code had the Tax year of each Subsidiary of the Company ended on and included the Closing Date).

“Privacy Compliance Program” is defined in in Section 4.14(e).

“Privacy Obligations” means all applicable Laws, and all contractual obligations, self-regulatory standards, written policies and terms of use to which the Company or the Company Subsidiaries is subject, and all applicable consents obtained by or on behalf of and binding upon the Company or the Company Subsidiaries, in each case that are related to privacy, security, data protection or Processing of Personal Data, and which include, to the extent any of the following is applicable to the Company or its Subsidiaries: the European Union General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”) and applicable national supplemental or implementing laws such as the Spanish Data Protection and Digital Rights Act 3/2018 (Les Orgánica 3/2018) and the Dutch GDPR Implementation Act (Uitvoeringswet Algemene Verordening gegevensbescherming), the European Union ePrivacy Directive (Directive 2002/58/EC) and applicable implementing laws, the California Consumer Privacy Act (the “CCPA”), the California Privacy Rights Act (the “CPRA”), the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, Brazil’s Lei Geral de Proteção de Dados (“LGPD”), Canada’s Personal Information Protection and Electronic Documents Act (“PIPEDA”), the Advertising Rules, the Card Association Rules, and any Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and email marketing).

“Pro Rata Portion” will mean, with respect to a particular Indemnifying Securityholder, an amount equal to percentage determined by dividing (i) the aggregate amount payable to such Indemnifying Securityholder pursuant to Section 2.2(b) and Section 2.4(a) (including (A) amounts deposited as part of the Escrow Amount and (B) amounts withheld for Tax obligations), by (ii) the aggregate amount payable to all Indemnifying Securityholders pursuant to Section 2.2(b) and Section 2.4(a) (including (A) amounts deposited as part of the Escrow Amount and (B) amounts withheld for Tax obligations).

“Proceeding” will mean any claim, demand, action, arbitration, audit, hearing, inquiry, investigation, examination proceeding, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Body or arbitrator.

“Process” or “Processing” means any operation or set of operations which is performed on data, or on sets of data, including Personal Data, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“Processor” means a person who Processes Personal Data on behalf of a Controller.

“Real Property Lease” is defined in Section 4.9(a).

“Related Party” is defined in Section 4.25.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Registered IP” means all Intellectual Property Rights that are registered, filed, issued, or granted under the authority of, with, or by any Governmental Body or, in the case of domain names and social media identifiers, and the like, a domain name administrator or social media platform, as applicable, including all Patents, registered Trademarks (including domain names and social media identifiers), registered copyrights, and all applications for any of the foregoing.

“Representative Expense Fund” means an amount equal to $250,000.

“Representatives” means, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Resolution Period” is defined in Section 3.3(d).

“Resolved Matters” is defined in Section 3.3(d).

“Restricted Stock” is defined in Section 4.4(a).

“Restrictive Covenant” means any non-compete, non-solicit, no hire, non-interference, non-disparagement or confidentiality obligation.

“Restrictive Covenant Agreement” means a restrictive covenant agreement in the form of Exhibit E.

“Rollover Option” is defined in Section 2.4(b).

“Sanctioned Person” means any Person that is the target of Sanctions, including, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union, or any EU member state, (ii) any Person operating, organized or resident in a Sanctioned Territory or (iii) any Person owned or controlled by any such Person or Persons.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Bodies, including, but not limited those administered by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“Section 280G Payments” is defined in Section 6.8.

“Securities Act” will mean the Securities Act of 1933, as amended.

“Security Breach” means any: (i) accidental or unlawful destruction, loss, alteration, corruption, or other misuse of Sensitive Data transmitted, stored or otherwise Processed; (ii) unauthorized or unlawful acquisition, sale, disclosure, loss or rental of, access or availability to or any other Processing of Sensitive Data; or (iii) other act or omission that similarly compromises the security, integrity, or confidentiality of Company Data, Company IT Systems or Sensitive Data.

“Security Program” is defined in in Section 4.14(f).

“Securityholder Representative” is defined in the Preamble.

“Securityholders” means, collectively, each Stockholder and Optionholder.

“Seller Adjustment Amount” is defined in Section 3.3(f)(ii).

“Sensitive Data” means (a) all Personal Data and (b) all trade secrets and confidential or proprietary information or data in the Company’s or the Company’s Subsidiaries’ possession, custody or control or the possession, custody or control of any Third Party service providers, consultants, independent contractors or other Third-Parties on behalf of the Company or the Company’s Subsidiaries and used or held for use in the conduct of the Company’s and its Subsidiaries’ businesses.

“Stock Plan” means, collectively, the Company’s 2011 Stock Plan and 2012 Stock Plan.

“Stockholder” means each holder of shares of Company Stock.

“Stockholder Approval” is defined in Section 4.2(b).

“Stockholder Written Consent” means a written consent of certain Stockholders, in the form attached hereto as Exhibit F.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more

Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Subsidiary Governance Documents” is defined in Section 4.5.

“Surviving Corporation” is defined in Section 2.1(a).

“Target Net Working Capital” means [***].

“Tax” means (i) all income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employment, social security, payroll, severance, transfer, conveyance, documentary, stamp, property, unclaimed property, escheat, inventory, value added, alternative, environmental, customs duties, minimum tax, estimated and any other tax, fee, charge, levy, excise, duty or assessment in the nature of a tax, together with additions to tax or additional amounts, interest and penalties relating thereto that may be imposed by any Governmental Body, (ii) any liability in connection with the filing of any Report of Foreign Bank and Financial Accounts (FBAR), and (iii) any Liability of the Company or any of its Subsidiaries for the payment of any amount of any type described in clause “(i)” or “(ii)” as a result of (A) the Company or any of its Subsidiaries being a transferee, successor or a member of an affiliated, consolidated, unitary or combined group prior to the Closing, or (B) an express or implied obligation to indemnify any other Person.

“Tax Claim” is defined in Section 6.11(e).

“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, and including any amendment thereof.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Third-Party” means any Person or group other than Parent, Merger Sub, the Company, the Securityholder Representative or any of Affiliates of Parent, Merger Sub, the Company and the Securityholder Representative.

“Third‑Party Claim” is defined in Section 9.4(b)(i).

“Trade Control Laws” means those Laws applicable to the Company or any of its Subsidiaries regulating the export, reexport, transfer, disclosure or provision of commodities, software, technology, defense articles or defense services, or imposing trade control sanctions or restrictions on countries, individuals or entities including: the Export Administration Act of 1979 (Public Law 96-72, as amended); the Export Administration Regulations (15 C.F.R. Parts 730-774); the International Emergency Economic Powers Act (Public Law 95-223); the Trading with the Enemy Act (50 U.S.C. App. §§ 1-44); the Arms Export Control Act (Public Law 90-629); ITAR (22 C.F.R. Parts 120-130); export and import Laws and regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives (27 C.F.R. Chapter II); the Foreign Trade Regulations (15 C.F.R. Part 30); Laws and restrictions administered by OFAC (31 C.F.R. Part 500 et seq.); any other Laws implementing Sanctions; U.S. and non-U.S. customs Laws; and any other export controls Laws administered by a U.S. Governmental Body, or by any foreign

Governmental Body to the extent applicable and to the extent compliance with such Laws is not prohibited or penalized by applicable U.S. Law.

“Trade Secrets” means trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and Defend Trade Secrets Act and under corresponding foreign statutory and common law), and any of the following to the extent it is confidential and its value is derived from its secrecy: business, technical information and know-how, and confidential information, including all source code, documentation, processes, technology, formulae, customer lists or data, business and marketing plans, inventions (whether or not patentable) and marketing information; including databases and data collections and all rights therein.

“Transaction Documents” means this Agreement, together with the Restrictive Covenant Agreements, Joinder Agreements, Escrow Agreement, the Letters of Transmittal, the Company Officer’s Certificate, the Company Secretary’s Certificate, the Parent Officer’s Certificate, and each of the other agreements, documents, certificates and instruments to be delivered hereunder or thereunder.

“Transfer Taxes” is defined in Section 6.11(d).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section will be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Treasury Shares” is defined in Section 2.2(b)(ii).

“Unpaid Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the amount of (i) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Company prior to Closing in connection with this Agreement, (ii) all fees payable by the Company or any of its Subsidiaries to any Company Securityholder or any Affiliate of any such Person in connection with this Agreement or the transactions contemplated hereby, or otherwise, (iii) the aggregate amount of all change in control, sale, retention, severance, or similar bonuses or payments to any current or former director, officer, employee independent contractor or consultant of the Company and its Subsidiaries payable or effected as a result of, or in connection with, this Agreement, the Merger or any other transactions contemplated hereby, but excluding (x) any such amounts relating to any arrangement put in place by or at the direction of Parent or any of its Affiliates, or (y) any such payment that is triggered by the termination of the employment or service relationship of any Person that occurs after the Closing or that occurs at the request of the Parent or any of its Affiliates, (iv) the aggregate amount of Taxes (including the employer portion of payroll or employment Taxes incurred in connection with any bonuses, option cash-outs, or any other compensatory payments made by the Company or its Subsidiaries pursuant to this Agreement, but excluding the employer portion of any such Taxes relating to any arrangement, payment or amounts excluded under (iii)(x) or (y) above) payable by the Company or any Subsidiary at the Closing, including pursuant to the cash-out of the vested In-the-Money Options, (v) the premium for the D&O Tail Policy and (vi) any payments in connection with any change in control obligations resulting from or in connection with the Merger or any of the other transactions contemplated by this Agreement, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any party under any Contract of the Company or its Subsidiaries as are required in connection with the Merger for any such Contract to remain in full force and effect following the Closing or resulting from an agreed-upon modification or early termination of any such Contract.

“Unresolved Matters” is defined in Section 3.3(d).

“VDA” means a voluntary disclosure agreement, program or similar arrangement or remediation measure under a state or local program in which the Company may expect to receive certain benefits (such as a limited period of liability exposure or forgiveness of interest and penalties).

“Waived Benefits” is defined in Section 6.8.

“WARN” means the Worker Adjustment and Retraining Notification Act or any similar state or local Law, each as amended.

“RSUs” is defined in Section 6.13(a).

Section 1.2Other Definitional Provisions.

(a)The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b)The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, unless otherwise specified, and recital, article, section, subsection, exhibit, annex and schedule references are to this Agreement, unless otherwise specified.  The exhibits, annexes and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  The words “include,” “including” or “includes” when used herein will be deemed in each case to be followed by the words “without limitation” or words having similar import.  The word “extent” in the phrase “to the extent” means the degree to which a thing extends, and does not simply mean “if.”  The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement.  The use of the terms “Affiliates” and “Subsidiaries” will be deemed to be followed by the words “as such entities exist as of the relevant date of determination.”  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.  References to any period of days will be deemed to be the relevant number of calendar days, unless otherwise specified.  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action will be extended to the next succeeding Business Day.  References herein to a Person in a particular capacity or capacities will exclude such Person in any other capacity.  References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto).  The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this agreement will be in United States dollars.  References herein to any gender will include each other gender.  The word “or” is not exclusive, unless the context otherwise requires.  A reference to a statute, listing rule, regulation, order or other applicable Law includes a reference to the corresponding regulations and instruments and includes a reference to each of them as amended, consolidated, recreated, replaced or rewritten.  References herein to any Person will include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.2(b) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.  Unless the context otherwise clearly indicates, each defined term used in this Agreement will have a comparable meaning when used in its plural or in its singular form.  Any reference to any document being “Made Available” to Parent means that the Company has posted complete and correct copies of such document to the virtual data room managed by the Company and hosted by Datasite as of 5:00 p.m. Pacific Time on the date that is two Business Days prior to the date hereof and that Parent has had continuous access to such documents since such time.  Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition of such term set forth in this Agreement will control.

Article 2:
The Merger

Section 2.1The Merger.

(a)At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company in accordance with the DGCL (the “Merger”), whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

(b)The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other as is mutually agreed to by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

(c)At the Effective Time, the effects of the Merger will be as provided in the applicable provisions under the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub will become the debts, Liabilities and duties of the Surviving Corporation.

Section 2.2Conversion of Capital Stock.

(a)Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub capital stock are so converted will be the only shares of the Company’s capital stock that are issued and outstanding immediately after the Effective Time).

(b)Company Stock.

(i)Generally.  At the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of Company Stock issued and outstanding as of immediately prior to the Effective Time (excluding Treasury Shares and Dissenting Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon the terms set forth in this Agreement and subject to the delivery of the Exchange Documents in respect of such shares in the manner provided in Section 2.3, an amount in cash, without interest, equal to the Aggregate Company Stock Per Share Amount.

(ii)Treasury Shares.  Effective as of the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of Company Stock that is issued and outstanding and held by the Company as of immediately prior to the Effective Time (“Treasury Shares”) will be cancelled without any consideration paid therefor.

(iii)Dissenting Shares.

(A)Notwithstanding anything to the contrary herein, any shares of Company Stock issued and outstanding immediately prior to the Effective Time eligible under the DGCL to exercise appraisal or dissenters’ rights and held by a holder who has not voted in favor of, or provided written consent to, the Agreement and the Merger and who has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and who has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) will not be converted into or represent the right to receive the consideration for Company Stock set forth in Section 2.2(b)(i), and the holder or holders of such shares will be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

(B)Notwithstanding the provisions of Section 2.2(b)(iii)(A), if any holder of Dissenting Shares will effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal and dissenters’ rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares will automatically be converted into and represent only the right to receive, upon delivery of the Exchange Documents in respect of such shares in the manner provided in Section 2.3, the consideration for such shares set forth in Section 2.2(b)(i), without interest.

(C)The Company will (i) comply with the requirements of Section 262 of the DGCL, (ii) give Parent prompt notice of any written demand received by the Company pursuant to Section 262 of the DGCL, and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands.  Prior to the Effective Time, the Company will not make any payment or offer to settle or settle any such demands unless Parent will have consented in writing to such payment or settlement offer.  Any communication to be made by the Company to any Stockholder with respect to such demands will be submitted to Parent in advance and will not be presented to any Stockholder without Parent’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

(D)Any amount paid by Parent, the Company or the Surviving Corporation to any Person with respect to Dissenting Shares in excess of the amount that would otherwise be payable pursuant to Section 2.2 for each such Dissenting Share (such amount, unless determined in a final, non‑appealable judgment of a court, being subject to the written approval of the Securityholder Representative, which approval will not be unreasonably withheld, conditioned or delayed), and all interest, costs, expenses and fees incurred by the Company, Parent and the Surviving Corporation in connection with the exercise of all rights under Section 262 of the DGCL, will be indemnifiable Losses pursuant to Article 9.

(iv)No Further Ownership Rights.  The amounts paid in respect of the surrender of shares of Company Stock in accordance with the terms of this Section 2.2 will be deemed to be in full satisfaction of all rights pertaining to such shares of Company Stock, and there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time.

Section 2.3Exchange Procedures; Paying Agent

.  The Paying Agent will act as paying agent in connection with the Merger in effecting the exchange of cash for certificates which, immediately prior to the Closing, represented shares of Company Stock (“Certificates”) and which are converted into the right to payment pursuant to Section 2.2.  Any Tax reporting to Stockholders or withholding required of Parent (other than with respect to any employment-related Tax matters) will be performed by the Paying Agent on

Parent’s behalf.  As soon as reasonably practicable after the Closing Date, the Paying Agent will send a letter of transmittal to each Stockholder at the address set forth opposite each such Stockholder’s name on the Final Spreadsheet.  Promptly as reasonably practicable after delivery by a Stockholder to the Paying Agent of (i) Certificates representing the number of shares of Company Stock held by such holder, (ii) a letter of transmittal, (iii) to the extent not previously delivered to Parent at or prior to Closing, a Joinder Agreement and (iv) any other documents (including applicable Tax forms) that Parent or the Paying Agent may reasonably require in connection therewith (clauses (i) through (iv), collectively, the “Exchange Documents”), in each case, duly completed and validly executed in accordance with the instructions thereto, Parent will cause the Paying Agent to pay to such Stockholder in exchange therefor the amount of cash to which he, she or it is entitled under Section 2.2.  Surrendered Certificates will forthwith be cancelled.  Until so surrendered and exchanged together with all other Exchange Documents, each such Certificate will represent solely the right to receive the Merger Consideration into which the shares it theretofore represented will have been converted pursuant to Section 2.2, and neither the Paying Agent nor the Surviving Corporation will be required to pay the holder thereof the cash to which he, she or it would otherwise have been entitled.  Notwithstanding the foregoing, if any Certificate will have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such Certificate to be lost, stolen or destroyed and the providing of an indemnity by such Person, in form and substance reasonably satisfactory to the Paying Agent, against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the share(s) of Company Stock represented by such Certificate, in the amounts, at the times, and in the manner contemplated by this Article 2.  Notwithstanding anything to the contrary herein, the Paying Agent will not be liable to any Stockholder for Merger Consideration delivered to a Governmental Body if such delivery is required pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.4Options.

(a)Vested In-The-Money Options.  Effective as of the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each vested In-the-Money Option that is outstanding as of immediately prior to the Effective Time (including any In-the-Money Option that (A) is outstanding as of immediately prior to the Effective Time and (B) accelerates in connection with the Merger in accordance with the terms and conditions of its governing option agreement) will be cancelled and the holder thereof will be entitled to receive, upon the terms set forth in this Agreement, in consideration of such cancellation, an amount in cash, without interest, equal to (x) the excess of the Aggregate Company Stock Per Share Amount over the per share exercise price of such In-the-Money Option, multiplied by (y) the aggregate number of shares of Company Common Stock subject to such vested In-the-Money Option for which it has not been exercised.  Promptly following the Effective Time, Parent will pay or cause to be paid the cash amounts payable pursuant to this Section 2.4(a), less applicable withholdings, in respect of such In-the-Money Options.  The amounts paid in respect of the cancellation of such vested In-the-Money Options in accordance with the terms of this Section 2.4(a) will be deemed to be in full satisfaction of all rights pertaining to such vested In-the-Money Options, and there will be no further registration of transfers, conversions or exchanges on the records of the Surviving Corporation of such vested In-the-Money Options.

(b)All Other Options.  Effective as of the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each Option that is not a vested In-the-Money Option outstanding as of immediately prior to the Effective Time will be converted into an option to acquire a number of shares of Parent Common Stock at an adjusted exercise price per share as determined under this Section 2.4(b) (each such resulting option, a “Rollover Option”).  Each Rollover Option will be subject to the same terms and conditions as were applicable to such corresponding Option immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the transactions anticipated by this Agreement. Accordingly, effective as of the Effective Time: (i) each such Rollover Option will be exercisable solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Rollover Option will be determined by multiplying the number of shares of Company Common Stock subject to the Option by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of such Rollover Option will be determined by dividing the per share exercise price for the shares of Company Common Stock subject to the Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Rollover Options will be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Rollover Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such Option will be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, Parent and the Company and their respective boards of directors, as applicable, will adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Options pursuant to this Section 2.4(b), or to cause any disposition or acquisition of equity securities of Parent pursuant to this Section 2.4(b) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to Parent or who will (or is reasonably expected to) become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 under the Exchange Act.  For the avoidance of doubt, each unvested In-the-Money Option that (A) is outstanding as of immediately prior to the Effective Time and (B) accelerates in connection with the Merger in accordance with the terms and conditions of its governing option agreement will be treated as set forth in Section 2.4(a).

(c)Necessary Actions.  Prior to the Effective Time, and subject to the prior review and reasonable approval of Parent, the Company will take all actions required or necessary to effect the transactions anticipated by this Agreement under the agreements governing the terms of any Options.  On or following the date hereof, neither the board of directors of the Company nor any committee thereof, nor the administrator of the Stock Plan, will resolve to accelerate the vesting or otherwise modify the terms of any Option.

Section 2.5Escrow Arrangements

.  On the Closing Date, Parent will deliver to the Escrow Agent the Escrow Amount for the purpose of securing the indemnification obligations of the Indemnifying Securityholders set forth in Article 9.  The Escrow Fund will be held by the Escrow Agent under the Escrow Agreement pursuant to the terms hereof and thereof.  The Escrow Fund will be held as a trust fund and will not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and will be held and disbursed solely for the purposes described in this Section 2.5 and in accordance with the terms of the Escrow Agreement.

Section 2.6Certificate of Incorporation; Bylaws

.  As of the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated pursuant to the terms set forth in the Certificate of Merger, and as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law. The bylaws of Merger Sub in effect at the Effective Time will be the bylaws of the Surviving Corporation (except that the title thereof will read “Bylaws of Chartboost, Inc.”) and, as so amended and restated, will be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

Section 2.7Directors

.  From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law (or their earlier death, resignation or removal), the directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation.  The Company will, and will cause its Subsidiaries to, take such action as may be necessary to appoint new directors of each of the Company’s Subsidiaries as of the Effective Time, in each case, as designated by Parent no later than three Business Days prior to Closing.

Section 2.8Withholding

.  Each of the Company, Parent, Merger Sub, the Surviving Corporation, the Securityholder Representative and the Paying Agent (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under the Code or any other applicable Law, as determined thereby in good faith, and will be entitled to collect any necessary Tax forms, including Form W-4, Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the party to whom a payment is required to be made pursuant to this Agreement.  To the extent that amounts are so deducted or withheld, such amounts will be timely paid over to the applicable Governmental Body in accordance with applicable Law and will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article 3:
The Closing; Merger Consideration Adjustment

Section 3.1The Closing

.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place (a) at 9:00 a.m. Pacific Time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article 7: (other than those to be satisfied at the Closing) or (b) on such other date and time as is mutually agreed to in writing by the parties; provided, however, that in no event will the Closing take place within 15 calendar days prior to the end of any fiscal quarter of Parent.  The date and time of the Closing are referred to herein as the “Closing Date”.  The Closing will take place virtually by exchange of the Closing deliverables set forth in this Agreement by PDF or other electronic transmission.

Section 3.2The Closing Transactions

.  Subject to the terms and conditions set forth in this Agreement, the parties will consummate the following transactions on the Closing Date:

(a)the Company and Merger Sub will cause a duly executed copy of the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger;

(b)Parent will deliver or cause to be delivered to the Paying Agent an amount equal to the aggregate Estimated Closing Proceeds payable to the Stockholders (for distribution by the Paying Agent to each Stockholder in accordance with Article 2), by wire transfer of immediately available funds;

(c)Parent will deliver or cause to be delivered to the Surviving Corporation an amount equal to the aggregate Estimated Closing Proceeds payable to the vested In-The-Money Optionholders (for distribution by the Surviving Corporation to each vested In-The-Money Optionholder in accordance with Article 2), by wire transfer of immediately available funds;

(d)Parent will repay, or cause to be repaid, on behalf of the Company, (i) all amounts necessary to discharge fully the then‑outstanding balance of all Indebtedness set forth in Section 3.2(d) of the Disclosure Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(e)Parent will deliver the Escrow Amount to the Escrow Agent for deposit into an escrow account established pursuant to the terms of the Escrow Agreement;

(f)Parent will deliver the Representative Expense Fund by wire transfer of immediately available funds to the account(s) designated by the Securityholder Representative;

(g)Parent will pay, on behalf of the Company, all Unpaid Transaction Expenses to each Person who is owed a portion thereof; and

(h)Parent, Merger Sub and the Company (on behalf of itself and/or the Indemnifying Securityholders) will make such other deliveries as are required by Article 7.

Section 3.3Estimated Closing Proceeds; Closing Proceeds Adjustment.

(a)On the third Business Day prior to the Closing Date, the Company will deliver to Parent a statement (the “Estimated Closing Statement”) that is certified by the Company’s Chief Executive Officer setting forth the Company’s good faith calculation and estimate of (i) the aggregate amount of the Estimated Closing Proceeds and each of the Estimated Closing Proceeds Elements, and (ii) the Closing Balance Sheet, together with reasonable supporting detail of each of the calculations set forth in the Estimated Closing Statement.  The Estimated Closing Statement will be prepared in a manner consistent with the terms of (including the definitions contained in) this Agreement and GAAP.  The Company will review any comments proposed by Parent with respect to the Estimated Closing Statement and will consider in good faith any appropriate changes thereto prior to the Closing.

(b)No later than 90 days after the Closing Date, Parent may prepare and deliver to the Securityholder Representative a statement (the “Closing Statement”) setting forth (i) Parent’s calculation of the Closing Proceeds, including each of the Closing Proceeds Elements and the Parent Adjustment Amount or the Seller Adjustment Amount (if any), and (ii) the Closing Balance Sheet, together with reasonable supporting detail of each of the calculations set forth in the Closing Statement.  The Closing Statement will be prepared in a manner consistent with the terms of (including the definitions contained in) this Agreement and GAAP.

(c)Following delivery of the Closing Statement and until the final determination of the Closing Proceeds, Parent and its Subsidiaries (including the Surviving Corporation) will (i) permit the Securityholder Representative and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to the books and records of the Surviving Corporation and (ii) provide the Securityholder Representative and its Representatives reasonable access, during normal business hours and upon reasonable notice, to Parent’s and its Subsidiaries’ (including the Surviving Corporation’s) employees and advisors involved in the preparation of the Closing Statement, provided in each case that such access does not unreasonably disrupt the normal operations of the Company.  The Closing Statement will be conclusive, final and binding on all parties absent manifest error unless the Securityholder Representative gives Parent written notice (an “Objection Notice”) of any disputes or objections thereto (collectively, the “Disputed Items”) with reasonable supporting detail as to such Disputed Items within 30 days after receipt of the Closing Statement.

(d)If an Objection Notice is delivered to Parent, then Parent and the Securityholder Representative will, for a period of 30 days (or such longer period as Parent and the Securityholder Representative may agree in writing) following delivery of an Objection Notice to Parent (the “Resolution Period”), attempt in good faith to resolve their differences (all such discussions and communications related thereto will (unless otherwise agreed by Parent and the Securityholder Representative in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule), and any such written resolution by them as to any Disputed Items will be conclusive, final and binding on all parties absent manifest error.  Any Disputed Items agreed to by Parent and the Securityholder Representative in writing, together with any items or calculations set forth in the Closing Statement not disputed or objected to by the Securityholder Representative in the Objection Notice, are collectively referred to herein as the “Resolved Matters.”  Any Resolved Matters will be conclusive, final and binding on all parties absent manifest error, except to the extent such component could be affected by other components of the calculations set forth in the Closing Statement that are the subject of an Objection Notice.  If, at the end of the Resolution Period, Parent and the Securityholder Representative have been unable to resolve any differences they may have with respect to the matters specified in the Objection Notice, Parent or the Securityholder Representative may, upon written notice to the other, refer all matters that remain in dispute with respect to the Objection Notice (the “Unresolved Matters”) for resolution to a nationally‑recognized accounting firm as is acceptable to Parent and the Securityholder Representative (the “Independent Accountant”).  If one or more Unresolved Matters are submitted to the Independent Accountant for resolution, Parent and the Securityholder Representative will enter into a customary engagement letter with, and, to the extent necessary, will waive any conflicts with, the Independent Accountant at the time such dispute is submitted to the Independent Accountant and will cooperate with the Independent Accountant in connection with its determination pursuant to this Section 3.3.  Within ten Business Days after the Independent Accountant has been retained, each of Parent and the Securityholder Representative will furnish, at its own expense, to the Independent Accountant and substantially simultaneously to the other a written statement of its position with respect to each Unresolved Matter.  Within five Business Days after the expiration of such ten Business Day period, each of Parent and the Securityholder Representative may deliver to the Independent Accountant its response to the other’s position on each Unresolved Matter (provided, that it delivers a copy thereof substantially simultaneously to the other). With each submission, each of Parent and the Securityholder Representative may also furnish to the Independent Accountant such other information and documents as it deems relevant or such information and documents as may be requested by the Independent Accountant (provided, that it delivers a copy thereof substantially simultaneously to the other). The Independent Accountant may, at its discretion, conduct one or more conferences (whether in person or by teleconference or videoconference) concerning the disagreement and each of Parent and the Securityholder Representative will have the right to present additional documents, materials and other information and to have present its Representatives at such conferences.

(e)The Independent Accountant will be directed to promptly, and in any event within 30 days after its appointment pursuant to Section 3.3(d), render its decision on the Unresolved Matters (and not on any other matter or calculation set forth in the Closing Statement) in accordance with the terms of (including the definitions contained in) this Agreement and GAAP.  The Independent Accountant’s determination, acting as an expert in accounting and not as an arbitrator, as to each Unresolved Matter will be set forth in a written statement delivered to each of Parent and the Securityholder Representative, which will include the Independent Accountant’s (i) determination as to the calculation of each of the Unresolved Matters and (ii) the corresponding corrective calculations set forth in the Closing Statement that are derived from its determination as to the calculations of the Unresolved Matters, all of which will be conclusive, final and binding on all parties absent manifest error.  In resolving any Unresolved Matter, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by Parent in the Closing Statement or by the Securityholder Representative in the Objection Notice or less than the lowest value for such item claimed by Parent in the Closing Statement or by the Securityholder Representative in the Objection Notice. The fees, costs and expenses of the Independent Accountant will be paid by each of the Securityholder Representative and Parent based on the inverse proportion to the difference between the Closing Proceeds proposed by each of them and the Closing Proceeds as determined by the Independent Accountant.  For example, if the Securityholder Representative claims that the appropriate adjustments are $500 greater than the amount determined by Parent and if the Independent Accountant ultimately resolves the dispute by awarding to the Securityholder Representative $100 of the

$500 contested, then the fees, costs and expenses of the Independent Accountant will be allocated 20% to Parent and 80% to the Securityholder Representative.

(f)Within five Business Days after the final determination of the Closing Proceeds, including each of the components thereof, pursuant to this Section 3.3:

(i)If the Closing Proceeds as finally determined pursuant to this Section 3.3 are less than the Estimated Closing Proceeds (the amount of such deficiency, the “Parent Adjustment Amount”), then Parent will recover such difference until such difference is satisfied in the following order of priority: (A) first, out of the Escrow Fund; and (B) second, from the Indemnifying Securityholders directly (severally and not jointly, based on each Indemnifying Securityholder’s Pro Rata Portion).  Parent and the Securityholder Representative will jointly instruct the Escrow Agent to release to Parent the amount of the Parent Adjustment Amount from the Escrow Fund.

(ii)If the Closing Proceeds as finally determined pursuant to this Section 3.3 are greater than the Estimated Closing Proceeds (the amount of such excess, the “Seller Adjustment Amount”), then Parent will pay or cause to be paid to the Paying Agent and the Company, respectively, the aggregate amount of the Seller Adjustment Amount as Additional Proceeds for further payment to the Stockholders and the vested In-The-Money Optionholders in accordance with Article 2.

All payments to be made pursuant to this Section 3.3(f) will (x) be treated by all parties for Tax purposes as adjustments to the Merger Consideration to the maximum extent permitted by Law and (y) be made by wire transfer of immediately available funds to the account(s) designated by Parent or the Paying Agent, as applicable.

Article 4:
Representations and Warranties of the Company

Except as set forth in the disclosure schedules supplied by the Company to Parent and Merger Sub, dated as of the date hereof (the “Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows as of the date hereof and as of the Closing Date, unless a different date is used, then such statements will be true and correct as of such other date:

Section 4.1Organization and Corporate Power.

(a)The Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.  The Company has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now being, or proposed to be, conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing (or its equivalent, if applicable) in every jurisdiction in which the ownership, leasing and use of its properties and assets, or the conduct of business as now conducted, requires it to qualify, each of which is set forth in Section 4.1(a) of the Disclosure Schedule, except where the failure to be so qualified and in good standing would reasonably be expected to have a Company Material Adverse Effect.  The Company has Made Available to Parent prior to the date hereof a true and complete copy of the Certificate of Incorporation of the Company and the Bylaws of the Company, each as amended to date (together, the “Company Governance Documents”), and each such instrument is in full force and effect. The Company is not in violation of the provisions of the Company Governance Documents.

(b)The minute books of the Company and its Subsidiaries contain true, complete and correct records of all meetings and other corporate actions of their respective stockholders and their respective boards of directors and committees thereof.  The stock records of the Company and its Subsidiaries are true, complete and correct and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company and its Subsidiaries, respectively.  The Company has Made Available to Parent materially true, complete and correct copies of (i) all minute books (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors to date) of the Company and its Subsidiaries, (ii) all stock certificate or stock record books of the Company and its Subsidiaries and (iii) any similar records or documents of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries has any prior names, and since their respective dates of incorporation, neither the Company nor any of its Subsidiaries has conducted business under any name other than its respective current name.

Section 4.2Authorization.

(a)The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is, or at or prior to the Closing will be, a party (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement (other than, with respect to the Merger, the Stockholder Approval) and the other Company Documents.  This Agreement has been, and each of the other Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the other Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the other Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general principles of equity (the “Enforceability Exceptions”).

(b)The affirmative votes of (i) the holders of a majority of the outstanding shares of Company Stock (voting together as a single class on an as-converted to common stock basis), and (ii) the holders of a majority of the Company Preferred Stock (voting as a single class on an as-converted to common stock basis) are the only votes of the holders of Company Stock required to approve this Agreement by the Company stockholders (the “Stockholder Approval”).

Section 4.3Non-Contravention.

(a)The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company or its Subsidiaries with any of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any notice, consent or waiver under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any material properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any payment under, any provision of (i) the Company Governance Documents and the Subsidiary Governance Documents, (ii) any Material Contract, (iii) any outstanding Order applicable to the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries, or (iv) assuming compliance with the filing and notice requirements set forth in Section 4.3(b), any applicable Law to which the Company or any of its Subsidiaries is subject.

(b)No authorization of, registration, declaration or filing with, or notification to, any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Documents by the Company or the consummation by the Company of any other transaction contemplated hereby or thereby, except for the requirements of the HSR Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 4.4Capitalization.

(a)The authorized capital stock of the Company is 161,281,510 shares, consisting of 117,000,000 shares of Company Common Stock, 8,000,000 shares of Company FF Preferred Stock, and 36,281,510 shares of Company Preferred Stock, consisting of 20,281,510 shares of Series A Preferred and 16,000,000 shares of Series B Preferred. As of the date hereof the following are issued and outstanding, 48,070,047 shares of Company Common Stock, 20,281,510 shares of Series A Preferred, 15,353,919 shares of Series B Preferred, and 6,179,388 shares of FF Preferred Stock. Each share of Company Preferred Stock is convertible on a one-share for one-share basis into Company Common Stock.  The Company Stock is held by the Persons and in the amounts set forth in Section 4.4(a) of the Disclosure Schedule, which further sets forth for each such Person (i) the number of shares held, (ii) class and series of such shares, (iii) the domicile addresses of record of such Persons, (iv) whether any portion of such shares are unvested or otherwise subject to a repurchase option, risk of forfeiture or other similar condition under any applicable stock restriction agreement or other Contract with the Company (“Restricted Stock”) and (v) to the extent any portion of such shares constitutes Restricted Stock, whether such Restricted Stock was issued by virtue of any early exercise of an Option or grant of Restricted Stock.

(b)As of the date hereof, there were outstanding Options to purchase an aggregate of 12,761,150 shares of Company Common Stock (of which Options to purchase an aggregate of 12,356,217 shares of Company Common Stock were exercisable).

(c)All of the issued and outstanding shares of Company Stock have been, and all of the shares of Company Stock that may be issued pursuant to any Option or upon conversion of any share of Company Preferred Stock will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable.  All Options were granted with an exercise price per share no lower than the fair market value of one share of Company Stock on the date of the corporate action effectuating the grant and are exempt under Section 409A of the Code.  Each Option designated as an incentive stock option within the meaning of Section 422 of the Code met all requirements for such designation at the time of grant, and the Company has complied with all reporting and withholding requirements with respect to the exercise of such Options.  Other than as set forth on Section 4.4(d)(iv) of the Disclosure Schedule, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase, acquire (including, rights of first refusal, anti-dilution or pre-emptive rights) or register under the Securities Act any shares of capital stock of the Company is authorized, outstanding or promised.  From and after the Effective Time, no holder of any Option will have the right to any consideration with respect thereto, except as set forth in this Agreement.  The Company does not have any obligation to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of Indebtedness or assets of the Company.  The Company does not have any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.  There are no authorized, outstanding or promised stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.  Other than the shares of Company Stock outstanding as of the date hereof and other than Company Stock issuable upon the exercise of Options, there are no other outstanding securities of the Company entitled, and no separate contractual rights to which the Company is a party entitling any holders thereof, to vote on any matters put to a vote of the stockholders of the Company.  Other than with respect to appraisal or dissenters’ rights for Dissenting Shares, no Stockholder is entitled to any different or additional amount of consideration in respect of shares of Company Stock and Options in connection with the Merger except as expressly provided for in this Agreement.  No shares of Company Stock are subject to employment-related forfeiture restrictions. All issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable Laws.  All outstanding shares of Company Stock are owned of record by the holders and in the respective amounts as are set forth in the Initial Spreadsheet, and as updated in the Final Spreadsheet.

(d)The information set forth as of the date hereof in Section 4.4(d) of the Disclosure Schedule (the “Initial Spreadsheet”), and as updated prior to the Effective Time and delivered to Parent five Business Days prior to the Closing Date (the “Final Spreadsheet”), including the portion of the Merger Consideration to be delivered to each Company Securityholder, is a good faith estimate as of the date hereof and, as updated and delivered to Parent pursuant to this Section 4.4(d), will be true, complete and correct as of the Effective Time, and the calculations performed to compute such information are, and will be, accurate and in accordance with the terms of this Agreement and the Company Governance Documents and all other agreements and instruments among the Company and the Company Securityholders.  Without limitation of the foregoing, the Final Spreadsheet when delivered to Parent will contain, all of the following:

(i)a calculation of the Estimated Closing Proceeds and each of the Estimated Closing Proceeds Elements;

(ii)a calculation of the Initial Company Stock Per Share Amount and the Additional Company Stock Per Share Amount;

(iii)with respect to each Stockholder: (A) the name, address, telephone number and email address of such holder, in each case, as reflected in the Company’s records; (B) whether such holder is a current or former employee of the Company; (C) the number, class and series of shares of Company Stock held by such holder; (D) the date of acquisition of such shares; (E) the adjusted tax basis of any such shares that constitute a “covered security” within the meaning of Treasury Regulations Section 1.6045-1(a)(15); (F) the consideration that such holder is entitled to receive pursuant to Article 2: (on a holding-by-holding basis and in the aggregate); (G) the Pro Rata Portion of such holder; (H) the amount to be deposited into each of the Escrow Fund on behalf of such holder pursuant to this Agreement; (I) the net amounts to be paid to such holder in accordance with Article 2: (on a holding-by-holding basis and in the aggregate) after deduction of the amounts referred to in clause (G); and (J) such other additional information which Parent or the Paying Agent may reasonably request; and

(iv)with respect to each outstanding Option:  (A) the name, address, telephone number and e-mail address of the Option holder, in each case, as reflected in the Company’s records; (B) the type of entity of the holder and whether such holder is a current or former employee, individual consultant, individual independent contractor or non-employee director of the Company and whether such holder is a Continuing Employee; (C) the grant date and expiration date thereof; (D) whether such Option was granted pursuant to the Stock Plan; (E) the exercise price per share and the number, class and series of shares of Company Stock underlying such Option immediately prior to the Closing; (F) the vesting schedule of such Option, including to the extent vested as of the date hereof and whether such vesting is subject to acceleration as a result of or in connection with the consummation of the Merger or any other events; (G) whether such Option is a non-statutory option or qualifies as an incentive stock option (as defined in Code Section 422); (H) the consideration that such holder is entitled to receive in accordance with Section 2.4, if any (on a holding-by-holding basis and in the aggregate), including the amount by which such Option is vested and unvested, and the number of Rollover Options that such holder is entitled to receive, if any; (I) the Pro Rata Portion of such holder; (J) the amount to be deposited into the Escrow Fund on behalf of such holder pursuant to this Agreement; (K) whether any Taxes are to be withheld in accordance with Section 2.8 from the consideration that such holder is entitled to receive pursuant to Section 2.4; (L) the net amounts to be paid to such holder in pursuant to Section 2.4 after deduction of the amount referred to in clause (J); and (M) such other information which Parent or the Paying Agent may reasonably request.

(e)There are no proxies, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

Section 4.5Subsidiaries

.  The Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any corporation, partnership, limited liability company, joint venture or other Person.  Except for the Company’s interests in such Subsidiaries or as otherwise set forth in Section 4.5 of the Disclosure Schedule, the Company owns, directly or indirectly, of record and beneficially, all capital stock and other equity interests in each of its Subsidiaries, free and clear of all Liens (other than pledges to lenders in respect of Indebtedness to be repaid at Closing), and all such capital stock and other equity interests are validly issued, fully paid and non‑assessable (to the extent such concept is applicable to such equity interests).  There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind to which the Company or any of their respective Subsidiaries is a party or by which any of them is bound which would obligate any of them to issue, deliver, purchase or sell any additional shares of capital stock, units, membership, or other equity or profit interests of any kind in any of the Subsidiaries of the Company.  Each of the Company’s Subsidiaries is duly formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of formation or organization, and each of the Company’s Subsidiaries has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted.  Each of the Company’s Subsidiaries is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify. The Company has Made Available to Parent prior to the date hereof a true and complete copy of the Certificate of Incorporation and Bylaws of each of its Subsidiaries (or such other organizational or governing documents as may be applicable), each as amended to date (together, the “Subsidiary Governance Documents”), and each such instrument is in full force and effect. None of the Company’s Subsidiaries is in violation of the provisions of its respective Subsidiary Governance Document.

Section 4.6Financial Statements.

(a)Attached as Section 4.6(a) of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the Company’s unaudited consolidated balance sheet as of December 31, 2019 and December 31, 2020 and the related statements of income and cash flows for the fiscal years then ended, in each case, including the notes thereto and (ii) the Company’s unaudited consolidated balance sheet as of March 31, 2021 (the “Balance Sheet”) and the related statements of income and cash flows for the three-month period then ended.  The Financial Statements are (x) true, complete, and correct and are in accordance with the books and records of the Company and its Subsidiaries, (y) present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated and (z) prepared in accordance with GAAP consistently applied throughout the periods presented without modification of the accounting principles used in the preparation thereof throughout the periods presented (subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from normal year‑end adjustments in a manner consistent with past practice, none of which will be material).

(b)The Company has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as the Company designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements identified in provisos (i) and (ii) above (such systems and processes are herein referred to as the “Controls”).  None of the Company, any of its Subsidiaries, their employees, or any independent auditor has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements.  There have been no instances or allegations of fraud, whether or not material, that occurred during any period covered by the Financial Statements.  The Company and its Subsidiaries have in place a revenue recognition policy consistent with GAAP.

(c)The accounts receivable of the Company and its Subsidiaries, whether reflected on the Balance Sheet or arising following the date thereof, including, for the avoidance of doubt, any accounts receivable reflected in the calculation of Net Working Capital, represent bona fide and valid accounts receivable arising in the ordinary course of business consistent with past practice from sales actually made or services actually performed and, subject to allowances for doubtful accounts made pursuant to GAAP, are fully collectible in the aggregate amount thereof.

Section 4.7Absence of Undisclosed Liabilities

.  Neither the Company nor any of its Subsidiaries has any Indebtedness or other Liability, except (a) Liabilities specifically reflected on, and fully reserved against in, the Balance Sheet, (b) Liabilities incurred after the date of the Balance Sheet in the ordinary course of business consistent with past practice and which are, in nature and amount, consistent with those incurred historically and are not material to the Company, individually or in the aggregate, (c) executory obligations existing as of the date hereof pursuant to any contract set forth in Section 4.11 of the Disclosure Schedule any Ordinary Course IP Agreement, or any other contract to which Company or its Subsidiaries is a party and has been Made Available to Parent, which, in each case, are not related to any breach or default by the Company and (d) Unpaid Transaction Expenses. The Company has not declared, set aside, made or paid out any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any securities of the Company or any of its Subsidiaries.  There is no Indebtedness of the Company or any of its Subsidiaries.

Section 4.8Absence of Certain Changes or Events

.  Since January 1, 2020 through the date hereof, there has not been a Material Adverse Effect.  Without limiting the generality of the foregoing, since January 1, 2020 through the date hereof, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and (b) there has not been any action taken or committed to be taken by the Company or any of its Subsidiaries that would have been prohibited by Section 6.1 absent approval by Parent if it had been taken after the date hereof and prior to the Closing Date.

Section 4.9Real Property.

(a)Section 4.9(a) of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased or licensed by the Company or its Subsidiaries as lessee or sublessee and a true, correct and complete list of all of the leases relating thereto (including amendments) as in effect on the date of this Agreement (each, a “Real Property Lease” and each such related property, a “Company Property”).  The Company has delivered to Parent a true, correct and complete copy of each Real Property Lease, including all amendments, modifications, supplements, extensions, renewals, guaranties or other agreements with respect thereto.  Neither the Company nor any of its Subsidiaries currently owns, and has never in the past owned, any fee simple ownership interest in real property.  The

Company Properties constitute all interests in real property currently used or currently held for use in connection with the business of the Company and its Subsidiaries.  With respect to each Real Property Lease and piece of Company Property: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated hereby do not require the consent of any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the closing; (iii) neither the Company or its Subsidiary nor, to the Company’s knowledge, any other party to the Real Property Lease, is in breach or default under such Real Property Lease, and, to the Company’s knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Real Property Lease; (iv) to the Company’s knowledge, there are no disputes with respect to such Real Property Lease; (v) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (vi) there are no forbearance programs in effect with respect to such Real Property Lease; (vii) the Company (or its Subsidiary) has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered or granted any Lien on such Real Property Lease or any interest therein; (viii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Company Property under such Real Property Lease has not been disturbed; (ix) the Company and its Subsidiaries do not owe any brokerage commissions or finder’s fees with respect to such Real Property Lease; and (x) the other party to each such Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in the Company.  The Company and its Subsidiaries have a valid and enforceable leasehold interest, free and clear of any Liens, other than Permitted Liens, under each of the Real Property Leases.  All the Company Properties are adequately maintained and suitable in all material respects for the purpose of conducting the business of the Company and its Subsidiaries as currently conducted.

(b)Neither the Company nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate interest or any portion thereof or interest therein.

(c)Neither the Company nor any of its Subsidiaries has received any written notice from any insurance company that has issued to the Company or its Subsidiaries a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.  Neither the Company nor any of its Subsidiaries has made any material alterations, additions or improvements to any of the Company Properties that may be required to be removed upon termination of the applicable Real Property Lease term.

(d)With respect to all Company Property: (i) to the Company’s knowledge, the use and operation of the Company Property in the conduct of the business of the Company does not violate in any material respect any Law; (ii) to the Company’s knowledge, no conditions exist which would be expected to have a Material Adverse Effect with respect to the Company Property; (iii) there are no pending condemnation, eminent domain or similar proceedings with respect to all or any portion of the Company Property and, to the Company’s knowledge, no such proceeding is contemplated; (iv) the Company or its Subsidiary has not received any written notice of any special assessment proceedings or other governmental actions affecting the Company Property; and (v) the buildings and other improvements on the Company Property are in good operating condition, normal wear and tear excepted, and usable in the ordinary course of business as currently conducted by the Company.

Section 4.10Tangible Personal Property.

(a)The Company and its Subsidiaries have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Company (except as sold or disposed of subsequent to the date hereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens, other than the Permitted Liens and such imperfections of title, if any, that do not materially interfere with the present value of such property.  All such items of tangible personal property that are necessary for the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.  The tangible assets owned or leased by the Company constitute all the tangible assets necessary for the Company to carry on its business as currently conducted.

(b)Section 4.10(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leases of personal property (“Personal Property Leases”) used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound.  All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.

Section 4.11Material Contracts

. All of the following Contracts to which the Company or any of its Subsidiaries is a party are set forth in Section 4.11 of the Disclosure Schedule by reference to the applicable subsection below (such Contracts listed or required to be listed in Section 4.11 and 4.13(b) of the Disclosure Schedule, collectively, the “Material Contracts”):

(a)any Contract or series of related Contracts with the same counterparty or its Affiliates which requires aggregate future expenditures by the Company or any of its Subsidiaries in excess of $250,000;

(b)any distributor, reseller, sales representative or similar Contract under which the Company or any of its Subsidiaries does not have the right to terminate without penalty on less than 90 days’ notice;

(c)any Contract with (i) a Material Customer or (ii) a Material Supplier;

(d)any Contract for the sale of any tangible commodity, product, material, supplies, equipment or other personal property of the Company (other than equipment purchased for resale) for a sale price in excess of $250,000;

(e)any Contract required to be disclosed in Section 4.24 of the Disclosure Schedule;

(f)any Contract for the employment of, or receipt of any services from, (i) any director or officer of the Company or its Subsidiaries or (ii) any other individual Person on a full-time, part-time, consulting or other basis providing for aggregate annual compensation in excess of $200,000;

(g)Contracts providing for severance, retention, change in control or other similar payments; any “success fees” or bonuses, or severance payments payable to employees of the Company or any of its Subsidiaries (excluding any bonuses payable to any employee based on the performance of such employee or the performance of the Company or any of its Subsidiaries);

(h)any Contract with any Governmental Body;

(i)each (i) Real Property Lease and (ii) Personal Property Lease;

(j)any Contract relating to the incurrence or guarantee of Indebtedness in excess of $100,000 or creating a material Lien (other than Permitted Liens) upon any property or assets of the Company or any of its Subsidiaries;

(k)any Contract for the disposition of any of the Company’s or any of its Subsidiary’s assets or business (whether by merger, sale of stock, sale of assets or otherwise), and excluding for clarity any license to Intellectual Property Rights;

(l)any Contract for the acquisition or disposition of any business, business unit or product line or capital stock of another Person (whether by merger, sale of stock, sale of assets or otherwise) (including, for the avoidance of doubt, Contracts containing continuing indemnification or contingent payment obligations and excluding for clarity any license to Intellectual Property Rights);

(m)any Contract concerning a partnership whereby profits and/or losses are shared, joint venture, joint development or other similar arrangement with one or more Persons;

(n)any hedging, futures, options or other derivative Contract;

(o)any Contract with a customer of the Company or any of its Subsidiaries that deviates (other than with respect to prices, payment amounts or delivery schedules) in any material respect from the Company’s standard form of customer Contract Made Available to Parent;

(p)any Contract under which the Company or any of its Subsidiaries has agreed not to bring legal action against any third party for any reason or any Contract otherwise settling any Proceeding involving the Company or its Subsidiaries;

(q)any Contract that grants or obtains or agrees to grant or obtain rights to use or register IP or Intellectual Property Rights (whether granted by or to the Company or any of its Subsidiaries), excluding (A) ordinary-course licenses to “off-the-shelf” software or hosted services, (B) nonexclusive licenses to use the Company Products in the ordinary course of business, (C) non-disclosure Contracts entered into in the ordinary course of business (except where such non-disclosure agreements include use rights for or the disclosure of material Trade Secrets of the Company or any of its Subsidiaries), (D) nonexclusive trademark, licenses that are incidental to the license of other Intellectual Property Rights and entered into in the ordinary course of business, (E) Open Source Software licenses, and (F) agreements with IP Contributors whereby Company or its Subsidiaries are assigned Intellectual Property Rights or granted “background licenses” to Intellectual Property Rights; provided, however, that clauses (A)-(F) will only apply to the extent the applicable Contract relates to IP or Intellectual Property Rights that are not otherwise material to the Company’s operation of its business ((A)-(F) collectively, the “Ordinary Course IP Agreements”);

(r)any Contract under which the Company or any of its Subsidiaries is materially restricted from carrying on any business or other services or competing with any Person anywhere in the world, or restricted from soliciting or hiring any Person with respect to employment, or which would so materially restrict the Surviving Corporation, Parent or any successor in interest thereof after the Closing Date; or

(s)any Contract which (i) contains any “most favored nation” or similar provision (including the provision of exclusive or priority access to certain product features prior to those being made available to other end user customers), (ii) grants any Person exclusive license, supply, distribution or other rights in connection with any product or technology of the Company or any of its Subsidiaries or (iii) rights of first refusal, rights of first negotiation or similar rights; or

Each Material Contract is in full force and effect, and is the legal, valid and binding obligation of the Company or any of its Subsidiaries which is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms, except as enforceability may be affected by the Enforceability Exceptions.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation, default or breach under the terms of any of the Material Contracts and no condition exists that, with notice or lapse of time or both, would constitute such a violation, default or breach, except for breaches that have not be and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  The consummation of the transactions contemplated by this Agreement will not give rise to any default or breach of a Material Contract.  No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any of the Material Contracts.  True, complete and correct copies of each of the Material Contracts have been Made Available to Parent prior to the date hereof, together with all amendments, modifications or supplements thereto.

Section 4.12Tax Matters.

(a)All income and other Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account applicable extensions validly obtained).  All such Tax Returns were prepared in accordance with applicable Law in all material respects and are true, correct and complete in all material respects.  All income and other Taxes due and payable by or with respect to the Company or any of its Subsidiaries (whether or not shown as due on such Tax Returns) have been timely paid to the appropriate Governmental Body.

(b)All Taxes that the Company or any of its Subsidiaries was or is required to withhold or collect have been withheld and collected and have been timely paid over in the appropriate amounts to the proper Governmental Body in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and non-U.S. Laws.

(c)There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries except for Permitted Liens.

(d)No examination, audit, claim, assessment, deficiency, proceeding, proposed adjustment or any other written notice indicating an intent to open an audit or review in respect of Taxes of or with respect to the Company or any of its Subsidiaries is pending or has been threatened by any Governmental Body in writing.  No claim has been made in writing by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns stating that the Company or any of its Subsidiaries is or may be subject to any Taxes assessed by such jurisdiction.

(e)Neither the Company nor any of its Subsidiaries has executed or filed with any Governmental Body any agreement currently in effect that waives or extends the period of assessment, reassessment or collection of any Taxes nor has the Company or any of its Subsidiaries agreed to a Tax assessment or deficiency that has not been paid or otherwise satisfied.  No power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with regard to any matters relating to Taxes that is currently in effect.

(f)Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any agreement relating to the sharing, allocation or payment of, or indemnity for, any Taxes (excluding any contracts entered into in the ordinary course of business and not primarily related to

Taxes).  Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return nor does the Company or any of its Subsidiaries have any Liability for any Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non‑U.S. Law, or as a transferee or successor or by contract (excluding any contracts entered into in the ordinary course of business and not primarily related to Taxes).

(g)Section 4.12(g) of the Disclosure Schedule sets forth the respective entity classifications, and the applicable dates for such classifications, of the Company and each of its Subsidiaries U.S. federal income and state Tax purposes.

(h)Neither the Company nor any of its Subsidiaries is required to make any adjustment in any material respect (nor has any Governmental Body proposed in writing any such adjustment) pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) for any taxable period ending after the Closing Date as a result of a change in accounting method.  Neither the Company nor any of its Subsidiaries is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non‑U.S. Law) in respect of any Pre-Closing Tax Period, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election under Section 108(i) or Section 965(h) of the Code or interest held by the Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Sections 951 or 951A of the Code.  Neither the Company nor any of its Subsidiaries has any requests (or is the subject of any requests) for rulings or special Tax incentives pending with any Governmental Body.

(i)In the past two years, neither the Company nor any of its Subsidiaries has distributed stock or shares of another entity, and neither the Company nor any of its Subsidiaries has had its shares or stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(j)Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, contract, or other arrangement that is treated as a partnership for Tax purposes.

(k)Neither the Company nor any of its Subsidiaries has been subject to the limitations of Section 163(j) of the Code, or any corresponding or similar provision of state, local, or non-U.S. Tax Law.

(l)No Subsidiary of the Company is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code with respect to the Company or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code. No direct or indirect non-U.S. Subsidiary of the Company: (i) holds assets that constitute “United States property” within the meaning of Section 956 of the Code; (ii) has participated in or cooperated with, or has agreed to participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code; or (iii) has or has had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that has subjected or could reasonably be expected to have subjected it to U.S. federal, state or local Tax.

(m)Target and its Subsidiaries have complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder;

(n)Neither the Company nor any of its Subsidiaries is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.

(o)Each of the Company and its Subsidiaries has (i) properly complied with all requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any other provision under the COVID Law, (ii) properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the FFCRA Act and Section 2301 of the CARES Act, and (iii) not sought, and does not intend to seek, (A) any loan pursuant to the Paycheck Protection Program in Section 1102 and Section 1106 of the CARES Act, respectively, or (B) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act, or (C) any loan or funds under similar programs pursuant to COVID Law of any foreign jurisdictions.

(p)Neither the Company nor any of its Subsidiaries is, or has been, a party to any “reportable transaction,” as defined in Sections 6011, 6662A and 6707A of the Code and Treasury Regulations Section 1.6011-4(b).

(q)All related-party transactions involving the Company and its Subsidiaries have complied in all material respects with all transfer pricing requirements in all jurisdictions in which the Company or the relevant Subsidiary does business, including at arm’s length prices and terms in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder and any similar provision of state, local and foreign Law.  The Company and its Subsidiaries have executed and maintained in all material respects all necessary contemporaneous documentation and agreements substantiating the transfer pricing practices and methodology in connection with such related-party transactions in material accordance with all transfer pricing requirements in all jurisdictions in which the Company or the relevant Subsidiary does business, including Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local and foreign Law.

(r)The Company and its Subsidiaries have established adequate accruals and reserves, in accordance with GAAP, on the Financial Statements for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such Financial Statements and have not received written notice of any deficiencies for any Tax of the Company or any of its Subsidiaries from any Governmental Body for which there are not adequate reserves on the Financial Statements.

(s)Neither the Company nor any of its Subsidiaries is, or has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.  No interest in the Company or any of its Subsidiaries constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code.

(t)The Company and each of its Subsidiaries has Made Available to Parent true and complete copies of all Tax Returns for each of the taxable years and periods for the which the applicable statute of limitations period has not expired.

Section 4.13Intellectual Property.

(a)Registered IP, Unregistered Material Company IP, and Company Products.

(i)Registered IP. Section 4.13(a)(i) of the Disclosure Schedule accurately identifies all Registered IP registered by the Company or any of its Subsidiaries, including: (A) all Patents owned or filed by, or on behalf of, the Company or used in its business or operations, including any Patents to which the Company has exclusive rights in any territory or field of use, including the country of filing, owner, filing number, date of issue or filing, expiration date, and title, and, in the case of exclusively licensed patents, the scope of exclusivity; (B) all registered Trademarks owned or filed by, or on behalf of, the Company or used in its business or operations, including the country of filing, owner, registration or application number, date of issue, and description of goods and services or (1) with respect to domain names, including the owner, domain name administrator, date of registration, and date of renewal and (2) with respect to social media identifiers and the like, including the applicable platform and date of registration; (C) all registered copyrights owned or filed by, or on behalf of, the Company in its business or operations, including the country of filing, owner, filing number, date of issue and expiration date, and description of the covered work; and (D) any other Company IP of any kind or character that has been registered or applied for with any Governmental Body or similar authority.  Section 4.13(a)(i) of the Disclosure Schedule also identifies any other Person that has or purports to have an ownership interest of any nature in any item of such Registered IP and the nature of such interest.  The Company has Made Available to Parent complete and accurate copies of all applications, correspondence with any Governmental Body or similar authority and other material documents related to each item of Registered IP identified in Section 4.13(a)(i) of the Disclosure Schedule.

(ii)Unregistered Material Company IP. Section 4.13(a)(ii) of the Disclosure Schedule accurately identifies all Company IP that is not Registered IP that is material to the Company’s operation of its business and any other Person that has or purports to have an ownership interest of any nature in any item of such Company IP and the nature of such interest.

(iii)Company Products.  Section 4.13(a)(iii) of the Disclosure Schedule accurately identifies all Company Products that have been made available for use or purchase by the Company to end user customers, including any product or service currently under development and scheduled for commercial release within 180 days following the Closing, for each such Company Product (and each version thereof), identifying its release date (or, if not yet released, its scheduled release date).

(b)Company IP Agreements.

(i)Inbound Licenses.  Section 4.13(b)(i) of the Disclosure Schedule accurately identifies: (A) each Contract pursuant to which any Intellectual Property Right or IP is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company or under which the Company is the beneficiary of a covenant not to sue or other agreement not to assert claims in Intellectual Property Rights (other than categories (A) and (C)-(F) of Ordinary Course IP Agreements); and (B) each Contract identified in Section 4.13(b)(i)(A) of the Disclosure Schedule under which the Company is bound to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential claim involving the infringement, misappropriation, or other violation or unlawful use of any other Person’s IP or Intellectual Property Rights.

(ii)Outbound Licenses.  Section 4.13(b)(ii) of the Disclosure Schedule accurately identifies: (A) each Contract under which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP, other than any category (B) (C) and (D) Ordinary Course IP Agreements; and (B) each Contract identified in Section 4.13(b)(ii)(A) of the Disclosure Schedule under which the Company is bound to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential claim involving the infringement, misappropriation, or other violation or unlawful use of any other Person’s IP or Intellectual Property Rights (other than indemnification provisions in the Company’s standard forms made available under Section 4.13(b)(iii)).  The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way materially limits or restricts the Company’s ability to use, exploit, make available, assert, or enforce its rights in any Company IP.

(iii)Standard Form IP Agreements.  To the extent they exist, the Company has Made Available to Parent a complete and accurate copy of each standard form of Contract used by the Company at any time under which the Company either receives or grants to any Person any Intellectual Property Rights or IP, including each standard form of the following: (A) end-user license agreement, terms of use or service, or similar agreement regarding the end-use of Company Products or third-party software or hosted services; (B) invention assignment agreement (for each of employees and consultants); (C) confidentiality agreement and other nondisclosure agreements; (D) maintenance and support agreement; (E) distribution, reseller, value-added reseller, referral, or other similar agreement; (F) manufacturing and supply or related sourcing agreement; and (G) data license agreement.  The Company has not licensed, distributed, or otherwise made available any Company Product except under a valid and enforceable Contract in substantially the form Made Available to Parent. Section 4.13(b)(iii) of the Disclosure Schedule further identifies any Contract under which the Company has licensed, distributed, or otherwise made available any Company Product that deviates in any material respect from the applicable standard form and any Contract with an employee or consultant in which the employee or consultant expressly reserved or retained any IP or Intellectual Property Rights related to the Company’s business or research and development.

(c)Sufficiency of Assets; Ownership. The Company IP and the Licensed IP collectively constitute all of the intangible assets, intangible properties, IP, and Intellectual Property Rights used in or necessary for the conduct of the Company’s business as currently conducted.  The Company is the sole and exclusive owner of all right, title, and interest in and to the Company IP (other than Intellectual Property Rights exclusively licensed to the Company under the Contracts identified in Section 4.13(b)(i) of the Disclosure Schedule), free and clear of any encumbrances (other than nonexclusive licenses granted under the Contracts identified in Section 4.13(b)(ii) of the Disclosure Schedule and under categories (B) and (D) of the Ordinary Course IP Agreements).  Without limiting the generality of the foregoing:

(i)each Person (including the Company’s founders and any current or former employee or consultant of the Company) who is or was involved in the authorship, discovery, development, conception, or reduction to practice of any Company IP owned or purported to be owned by the Company (each a “IP Contributor”) has signed a valid and enforceable Contract containing: (A) an irrevocable (except as set forth in 17 U.S.C. § 203(a)(3)) assignment to the Company of all Intellectual Property Rights and rights pertaining to any IP authored, discovered, developed, conceived, or reduced to practice by such Person in the course of that IP Contributor’s work for or on behalf of the Company; and (B) customary confidentiality provisions protecting all Company IP and confidential information in the Company’s possession and to which such IP Contributor has access, and to the Company’s knowledge, no such IP Contributor has any obligation to any Person with respect to any Intellectual Property Rights or rights pertaining to any IP purportedly assigned to the Company that would prevent such IP Contributor from making such assignment;

(ii)no IP Contributor has any claim, right (whether or not currently exercisable) or interest in or to any Company IP owned or purported to be owned by the Company;

(iii)the Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Company IP, including all Trade Secrets and other proprietary or confidential information of the Company included therein;

(iv)the Company owns or otherwise has, and after the Closing, Company will continue to have, all Intellectual Property Rights and rights in IP necessary and sufficient to conduct the Company’s business as currently conducted;

(v)the Company is not now, nor has it ever been, a member or promoter of, or contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or, following the Closing, Parent, to grant or offer to any other Person any right or license to any Company IP; and

(vi)no funding, facilities, or personnel of any Governmental Body or any university, educational, or similar research institution were used, or are being used, directly or indirectly, to author, discover, develop, conceive, or reduce to practice, any Company IP owned or purported to be owned by the Company, whether in whole or in part.

(d)Validity and Enforceability.  All Company IP is valid, subsisting, and, to the Company’s knowledge, enforceable (or, in the case of applications therefor, applied for).  Without limiting the generality of the foregoing:

(i)No Trademark owned, used or, to the Company’s knowledge only with respect to any Trademark applied for, by the Company is confusingly similar to any Trademark used by another Person in commerce, or applied for by any other Person, and the Company has taken reasonable steps to maintain its Trademarks and place appropriate restrictions on their use to ensure their ongoing validity and enforceability;

(ii)no interference, opposition, cancellation, reissue, reexamination or other Legal Proceeding is or has been pending or, to the Company’s knowledge, threatened, in which the scope, validity or enforceability of any Company IP is being, has been, or would reasonably be expected to be contested or challenged and, to the Company’s knowledge, there is no basis for a claim that any such Company IP is invalid or unenforceable;

(iii)all necessary registration, maintenance, renewal, and similar fees in respect of Registered IP have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body to maintain such Registered IP; and

(iv)the Company has not taken, or failed to take, any action that has, or would reasonably be expected to, impair or dedicate to the public, or entitle any Person to cancel, forfeit, modify, or consider abandoned, any Company IP.

(v)Neither the Company nor any Subsidiary has entered into a cost sharing arrangement to share research and development costs and rights to any developed Intellectual Property Rights. No non-U.S. Subsidiary of the Company owns any Company IP, including any economic or commercialization rights to Company IP.

(e)Effects of the Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or encumbrance on, any Company IP; (ii) a breach of or default under, or right to terminate or suspend performance of, any Contract identified in Section 4.13(b) of the Disclosure Schedule; (iii) the release, disclosure. or delivery of any Company IP by or to any escrow agent or other Person; (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to or in any Company IP; or (v) by the terms of any Contract, a reduction of any royalties, revenue sharing, or other payments the Company would otherwise be entitled to with respect to any Company IP.

(f)Intellectual Property Infringement.

(i)No Third Party Infringement of Company IP. To the Company’s knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, and no Person is currently infringing, misappropriating, diluting or otherwise violating any Company IP (including Company’s Intellectual Property Rights therein).  The Company has made available to Parent complete and accurate copies of all documents regarding any actual, alleged, or suspected infringement, misappropriation, or other violation of any Company IP or Intellectual Property Rights included therein.

(ii)No Company Infringement of Third Party IP. The Company and the operation of its business (including the development, marketing, and distribution of any Company IP or Company Product) have not infringed, misappropriated, diluted or otherwise violated in any manner, or made any unlawful use of, and do not currently infringe, misappropriate, dilute or otherwise violate in any manner, or make any unlawful use of, any IP or Intellectual Property Right of any other Person.  No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Company’s knowledge, threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimburse by the Company with respect to any such claim or Legal Proceeding.  The Company has made available to Parent complete and accurate copies of all documents and summaries of all written communications received by the Company regarding any actual, alleged, or suspected infringement, misappropriation, or other violation of any other Person’s IP or Intellectual Property Rights, including any letter or other communication suggesting or offering that the Company obtain a license to any other Person’s IP or Intellectual Property Rights.

(g)Data Collection and Use. Section 4.13(g) of the Disclosure Schedule accurately identifies: all Contracts under which the Company has acquired, licensed, or otherwise received, collected, or used any Company Data, including, where required by Privacy Obligations, the Person from which the Company received or collected such Company Data and the purpose for which such Company Data is used.  The Company complies, and has at all times complied, with: (A) any Contract to which it is a party governing the Company’s use of any API used to receive or collect Company Data; (B) any Contract governing the Company’s collection and use of any Company Data collected or generated using web scraping, web crawling, or web harvesting software, or any software, service, tool, or technology that turns the unstructured data found on the internet into machine-readable, structured data; (C) any Contract with any other Person that has provided to the Company, or from which the Company has received or collected, any Company Data; and (D) all Applicable Laws relating to the Company’s collection and use of Company Data.  The Company adheres to generally-adopted industry standard policies, protocols, and procedures relating to the ethical and responsible use of deep learning, machine learning, and other artificial intelligence technologies.

(h)Software and IT Systems.

(i)No Harmful Code. As of the date hereof, neither the Company Products nor any Company IT Systems contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) materially disrupting, or disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent.

(ii)No Bugs.  None of the Company Products: (A) contain any bug, defect, or error that materially affects the use, functionality, or performance of such Company Products; or (B) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Products. The Company has made available to Parent a complete and accurate list of all known material bugs, defects, and errors in each version of any software that is contained in, or that embodies, any Company Product .

(iii)Source Code. The source code for any software that is contained in, or that embodies, any Company Product that constitutes Company IP (the “Company Product Source Code”) contain clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support such software.  No Company Product Source Code has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date hereof, an employee of the Company (or non-employee service provider of the Company subject to appropriate confidentiality restrictions), and the Company is not under any such obligation.  No event has occurred, and no circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, result in the delivery, license, or disclosure of the Company Product Source Code to any other Person other than such employees or service providers.

(iv)Open Source Software.  Section 4.13(h)(iv) of the Disclosure Schedule accurately identifies all Open Source Software embedded with, linked to, bundled with or otherwise included in any Company Product that is conveyed or otherwise distributed, or, if in development, is intended to be conveyed or otherwise distributed, to end-users (whether in source or executable form, within a virtual machine or container, or on a hosted basis), and for each such component of Open Source Software: (A) the name and version number of such component; (B) the license applicable to such component (including version number, if any); (C)  whether and how the component has been conveyed or distributed by the Company (by way of example and without limitation, in source or object code form or on a hosted basis); and (D)  whether the component has been modified and, if so, how and the manner in which the component is embedded with, linked to, or otherwise included in, or required to compile or build, the applicable Company Product.  The Company maintains a written policy regarding its use of Open Source Software, a copy of which has been made available to Parent.  The Company is, and has at all times been, in compliance with all applicable Open Source Software licenses.

(v)No Open Source Software subject to a “copyleft” license is included in, embedded with, linked to or bundled with any Company Product (or any element thereof that is proprietary to the Company or any of its Subsidiaries) in any manner that (A) requires the disclosure, licensing or distribution of any Company Product (or any element thereof that is proprietary to the Company or any of its Subsidiaries) or Company IP in source code form, (B) requires the licensing of any Company Product (or any element thereof that is proprietary to the Company or any of its Subsidiaries)  or Company IP for the purpose of making derivative works, (C) imposes any restriction on the consideration to be charged for the distribution or licensing of any Company Product (or any element thereof that is proprietary to the Company or any of its Subsidiaries) or Company IP, (D) creates, or purports to create, material obligations for Company with respect to any Company IP or Intellectual Property Rights and IP licensed to the Company or grants, or purports to grant, to any Person, any rights or immunities under any Intellectual Property Rights or IP owned by, or licensed to the Company, or (E) imposes any other material limitation, restriction, or condition on the right of Company with respect to its use or distribution of any Company IP.

(vi)IT Systems. All Company IT Systems controlled by the Company have been properly maintained by technically competent personnel in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use.  All Company IT Systems controlled or used by the Company are sufficient and in good working condition to effectively perform all information technology operations necessary for or used by the Company to conduct its business.  The Company has not experienced any material disruption to, or material interruption in any Company IT System.  The Company has taken reasonable measures to provide for the back-up and recovery of the data and information necessary for the Company to conduct of its business without material disruption or material interruption.  The Company is not in breach of any Contract related to any Company IT System nor is the Company aware of any event that, with or without notice or lapse of time, or both, would constitute a breach of any Contract related to any Company IT System.

Section 4.14Privacy and Cybersecurity.

(a)The Company and its Subsidiaries are, and in the past have made themselves, in compliance, in all material respects with all applicable Privacy Obligations.

(b)The Company and its Subsidiaries have notified individuals about whom the Company or its Subsidiaries Process or direct the Processing of Personal Data regarding the Company’s and its Subsidiaries’ Personal Data Processing activities in conformance with all applicable Privacy Obligations.  The Company and the Company Subsidiaries’ written privacy notices fully and accurately disclose how the Company Processes Personal Data about such individuals.  Complete and correct copies of all written privacy notices have been Made Available to Parent.

(c)The Company and its Subsidiaries have contractually obligated all Third-Party service providers, outsourcers, processors, or other Third-Parties Processing Personal Data on behalf of the Company or its Subsidiaries, or who Process Personal Data as a Controller, to (i) comply with applicable Privacy Obligations, (ii) take reasonable steps to protect and secure Sensitive Data from loss, theft, unauthorized or unlawful Processing or other misuse; (iii) be subject to contractual obligations where required to be incorporated into such contracts by applicable Privacy Obligations. The Company and its Subsidiaries have contractually obligated all Third-Party customers of the Company Products that provide or make available Personal Data to the Company and its Subsidiaries to (i) comply with applicable Privacy Obligations; (ii) appropriately configure the Company Products to abide by all Advertising Rules, and (iii) forward any expressed or automatically signaled consumer consents, or the withdrawal thereof, or objections to Processing, applicable to the Company’s or its Subsidiaries’ Processing of Personal Data to the Company and its Subsidiaries.

(d)The Company and its Subsidiaries have obtained or will obtain any and all necessary rights, permissions, and consents to permit the Processing of Personal Data in connection with the transaction contemplated by this Agreement, and such Processing will not violate in any material respect any applicable Privacy Obligations.

(e)The Company and its Subsidiaries have implemented, maintain and comply with a privacy compliance program that is comprised of appropriate internal processes, policies and controls designed to comply with applicable Privacy Obligations, including, to the extent required by such Privacy Obligations, (i) the appointment of qualified personnel to govern the administration of the privacy compliance program, (ii) processes to respond to requests regarding Personal Data, (iii) processes to evaluate risks of Personal Data Processing activities of the Company and its Subsidiaries, (iv) the implementation and maintenance of processes for the diligence, contracting and oversight with respect to Third-Parties Processing Personal Data on behalf of the Company or its Subsidiaries, and (v) the completion and maintenance of required data flow maps, data processing inventories or records of processing activities, data protection impact assessments, and any other required privacy compliance program documentation or evidence (collectively, the “Privacy Compliance Program”). The Company and its Subsidiaries have Made Available to Parent all material information relating to the Privacy Compliance Program.

(f)The Company and its Subsidiaries have implemented and maintain a written information security program that is comprised of reasonable and appropriate organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of the Company IT Systems including all Sensitive Data Processed thereby against loss, theft, unauthorized or unlawful Processing, or other misuse that are reasonably consistent with (i) reasonable and generally-adopted practices in the industry in which the Company and its Subsidiaries operate, (ii) the Company’s and its Subsidiaries’ Privacy Obligations and (iii) any written public-facing policy adopted by Company or its Subsidiaries related to privacy or information security (collectively, the “Security Program”).  The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology and arrangements consistent with industry practices. The Company and its Subsidiaries have Made Available to Parent all material information relating to its Security Program and back and recovery technology and arrangements.

(g)The Company and its Subsidiaries maintain insurance coverage containing industry standard policy terms and limits that are reasonable, appropriate and sufficient to: (i) comply with any Privacy Obligations; and (ii) respond to the risk of liability stemming from or relating to any Security Breaches that may impact the Company’s or its Subsidiaries’ operations or the Company’s or its Subsidiaries’ Company IT Systems or from or relating to any violation of applicable Privacy Obligations.

(h)The Company and its Subsidiaries use reasonable efforts to inform all employees, agents and consultants to the Company or its Subsidiaries who have access to or Process Sensitive Data of the Company’s or its Subsidiaries’ applicable current written privacy and security policies and to execute agreements containing obligations to maintain the confidentiality and security of Sensitive Data.

(i)The Company has Made Available to Parent copies of all current written notices, policies and procedures relating to the Processing and security of Sensitive Data.

(j)There have not been any incidents of, or Third-Party claims alleging, (a) Security Breaches, (b) unauthorized access or unauthorized use of any of Company’s or its Subsidiaries’ computer systems, network, communication equipment or other technology necessary for the operations of the Company or its Subsidiaries, or (c) any unauthorized access or acquisition of any Sensitive Data maintained by the Company or its Subsidiaries or by any Third-Party service provider on behalf of the Company or its Subsidiaries.  Neither the Company nor its Subsidiaries have notified in writing, or been required by applicable Law, Governmental Body or other Privacy Obligation to notify in writing, any Person of any Security Breach.

(k)Neither the Company nor its Subsidiaries have: (i) received any written notice of any claims, investigations (including investigations by a Governmental Body), or alleged violations of Laws or other Privacy Obligations; (ii) received any written complaints, correspondence or other communications from or on behalf of an individual or any other person claiming a right to compensation under any Privacy Obligations, or alleging any breach of any Privacy Obligations; or (iii) been subject to any data protection enforcement action (including any fine or other sanction) from any Governmental Body, with respect to Personal Data under the custody or control of the Company or its Subsidiaries or Processed by the Company or its Subsidiaries on behalf of a Controller, and there are no facts, matters or circumstances that may lead to any such notice, request, investigation, correspondence, communication, claim, complaint or enforcement action.

(l)The Company and its Subsidiaries have appointed a data protection officer or similar officer where required under any Privacy Obligation and has Made Available to Parent details of such appointment.

(m)Where Company or its Subsidiaries Process Personal Data as a Controller, it has only Processed such Personal Data for specified and legitimate purposes in accordance with applicable Privacy Obligations and has not further Processed such Personal Data in a manner incompatible with those purposes.

(n)Where the Company or its Subsidiaries Process Personal Data as a Processor, it has only Processed such Personal Data in accordance with the instructions of the applicable Controller and has not further Processed such Personal Data for its own or any other purpose.

(o)The Company and its Subsidiaries do not store or access information on the devices of end users other than with the consent of such user.

(p)The Company and its Subsidiaries have complied with all requests made by individuals to exercise any right they may have in relation to Personal Data in accordance with the requirements of the Privacy Obligations, and there are no such requests outstanding.

(q)The Company and its Subsidiaries have not been subject to any data protection audit by any Governmental Body or by any other Person.

Section 4.15Employees.

(a)Section 4.15(a) of the Disclosure Schedule lists all of the directors, officers, employees, consultants and independent contractors currently employed or engaged by the Company and its Subsidiaries including: (i) name; (ii) job title; (iii) status (employee or independent contractor); (iv) date of birth; (v) date of hire; (vi) location of work; (vii) full-time or part-time status; (viii) employing or engaging entity; (ix) exemption status under the Fair Labor Standards Act; (x) leave status (including return date); (xi) annual rate of base salary or hourly compensation; (xii) estimated or target annual incentive compensation and details with respect to each applicable plan and program; (xiii) incentive compensation paid with respect to the prior year; (xiv) vacation and other paid time off accrual; (xv) emoluments and benefits (including health insurance participation level); (xvi) whether such person is employed or engaged pursuant to a written contract; and (xvii) whether such employment or engagement is at-will

(b)Since January 1, 2020, there has not been any material change in the compensation of any individual set forth in clause (a) (except for compensation increases and decreases in the ordinary course of business).  Since January 1, 2020, neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN without complying with WARN.  Since January 1, 2020 and through the date hereof, there have been no employment discrimination, employment harassment, sexual assault, sexual harassment or improper fraternization allegations raised, brought, threatened, or settled relating to any officer or director of the Company or any Subsidiary involving or relating to services provided to the Company.  The policies and practices of the Company and its Subsidiaries comply with all applicable Laws concerning employment discrimination, employment harassment, sexual assault, sexual harassment or improper fraternization.

(c)Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement with any labor organization and no employees of the Company or its Subsidiaries are represented by a union.  To the knowledge of the Company, there are and have been no union organizing activities involving employees of the Company or any of its Subsidiaries.  There are no pending or, to the knowledge of the Company, threatened strikes, work stoppages, walkouts, lockouts, or similar material labor disputes and no such disputes have occurred.  Neither the Company nor any of the Subsidiaries has committed an unfair labor practice, and there are no pending or, to the knowledge of the

Company, threatened, unfair labor practice charges or complaints against the Company or any of its Subsidiaries.

(d)The Company and its Subsidiaries are in compliance with all Laws applicable to employment and employment practices, including all Laws respecting terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), immigration, work authorization, occupational health and safety, workers’ compensation, the payment of social security and other employment taxes, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, labor relations, employee leave issues and unemployment insurance.

(e)No employee or independent contractor of the Company is in violation of any term of any employment or consulting contract, Restrictive Covenant, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Company or its Subsidiaries; or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

Section 4.16Employee Benefit Plans.

(a)Section 4.16(a) of the Disclosure Schedule contains a true and complete list of each Plan.  With respect to each Plan, the Company has provided or Made Available to Parent true and complete copies of each of the following documents (as applicable): (i) the Plan document and any amendments thereto; (ii) the most recent annual reports and actuarial reports for each of the prior three years; (iii) the most recent summary plan description; (iv) if the Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement and the latest financial statements thereof; (v) the most recent determination letter or opinion letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code; and (vi) any material non-routine correspondence received or submitted to any Governmental Body within the prior three years.  The Company has provided or Made Available to Parent a true and complete description of each Plan which is not a written Plan.

(b)Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received a favorable determination letter or may rely upon an opinion letter from the Internal Revenue Service that such Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and the Company is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification thereof.  The Plans comply in form and have been operated in accordance with their terms and the requirements of applicable Law, including the Code and ERISA.

(c)With respect to the Plans: (i) all required contributions have been made or properly accrued; (ii) there are no claims pending or, to the knowledge of the Company, threatened, other than routine claims for benefits; (iii) to the knowledge of the Company, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code); and (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(d)Neither the Company nor any of its Subsidiaries has, nor, to the knowledge of the Company, has any of their respective directors, officers or employees or any other “fiduciary,” as such term is defined in Section 3(21) of ERISA, committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Company, its Subsidiaries or any of their respective directors, officers or employees to any Liability under ERISA or any applicable Law.

(e)No Plan is, and none of the Company nor any of its Subsidiaries sponsors, maintains or contributes to, or has sponsored, maintained or contributed to, a “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or “multiple employer plan” (within the meaning of Section 413(c) of the Code) and no circumstances exist pursuant to which the Company or a Subsidiary would reasonably be expected to have any Liability on or after the Closing Date with respect to such a plan that is sponsored or contributed to by any current or former ERISA Affiliate of the Company or a Subsidiary.

(f)None of the Plans obligates the Company or its Subsidiaries to provide any current or former directors, officers, employees, contractors or consultants (or any dependent or beneficiary thereof) any life insurance or medical or health benefits after such person’s termination of employment or engagement with the Company or any of its Subsidiaries, other than to the extent required under Part 6 of Subtitle B of Title I of ERISA.

(g)The consummation of the transactions contemplated by this Agreement will not cause any amounts to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code.  The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former directors, officers, employees, contractors or consultants of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such person.

(h)Each Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is in documentary, and has been operated and administered in, compliance with Section 409A of the Code.

(i)Neither the Company nor any of its Subsidiaries has any Liability, whether fixed or contingent, with respect to any indemnification or gross-up payment, in either case, for any Tax incurred under Section 409A or 4999 of the Code.

(j)Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Plan, or any plan, agreement or arrangement that would be a Plan if adopted, or to modify any existing Plan.

(k)Each Plan which is subject to any Law other than U.S. federal, state or local Law (“Non-U.S. Plan”) has been administered in compliance with its terms and operated in compliance with applicable Laws.  Each Non-U.S. Plan required to be registered or approved by a non-U.S. Governmental Body has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Non-U.S. Plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to the Company and its Subsidiaries as a whole.  Each Non-U.S. Plan that is required to be funded under applicable Law is fully funded or fully insured on a termination basis (determined using reasonable actuarial assumptions).

Section 4.17Litigation; Orders

.  There are no (a) Proceedings pending, or to the knowledge of the Company, threatened against or affecting the Company or its Subsidiaries, any of their properties or the Merger or the other transactions contemplated hereby or (b) to the knowledge of the Company, Proceedings pending or threatened against any current or former equityholder or Representative of the Company in connection with the business of the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage with respect to its business, prospects, financial condition, operations, property or affairs.  None of the Company and its Subsidiaries are subject to any outstanding Order.  There is no Proceeding pending, threatened in writing or contemplated by the Company or its Subsidiaries against any other Person.

Section 4.18Permits; Compliance with Laws.

(a)Each of the Company and its Subsidiaries holds and is in compliance, with all Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted except where the failure to comply would reasonably be expected to have a Material Adverse Effect.  Neither the Company nor its Subsidiaries have received notice of any proceedings pending or, to the knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Permit.  Section 4.19(a) of the Disclosure Schedule contains a true, correct and complete list of all Permits under which the Company or any of the Subsidiaries is operating or bound as of the date hereof, and the Company has furnished or Made Available to Parent true, correct and complete copies of the Permits required to be set forth in Section 4.19(a) of the Disclosure Schedule.

(b)The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with all Laws applicable to their respective businesses, operations and assets. Neither the Company nor any of its Subsidiaries has received any written notice alleging a failure comply in all material respects with all Laws applicable to their respective businesses, operations and assets.

Section 4.19Trade Control Laws and Sanctions; Compliance.

(a)During the past five years, the Company and each of its Subsidiaries have:

(i)been in full compliance with all Trade Control Laws;

(ii)had in place adequate policies, procedures, controls and systems designed to ensure compliance with Trade Control Laws;

(iii)obtained, utilized, and maintained all Permits, records, licenses, license exceptions, authorizations, approvals, clearances and classifications required by Trade Control Laws; and

(iv)timely submitted all filings, notifications and reports to each and every Governmental Body required under Trade Control Laws for the development, design, manufacture, sale, import, export, re-export, and transfer of services, products, components, software, technology, technical data, and Intellectual Property Rights and IP.

(b)There are no pending, or, to the knowledge of the Company, threatened, actions, suits, proceedings, inquiries or investigations by any Governmental Body, against the Company or any of its Subsidiaries by any Governmental Body with respect to Trade Control Laws.  In the past five years, none of the Company or any of its Subsidiaries has been subject to any such actions, suits, proceedings, inquiries or investigations or has made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Trade Control Laws.  None of the Company or any of its Subsidiaries is aware of any event, fact or circumstance that has occurred or exists that is reasonably likely to result in a finding of noncompliance with any Trade Control Laws.

(c)None of the Company, any of its Subsidiaries, or any director, officer, employee or, to the Company’s knowledge, agent, of the Company or any of its Subsidiaries is a Sanctioned Person.  The Company, its Subsidiaries and their directors, officers, employees, and, to the Company’s knowledge, agents are in compliance with, and have not previously violated, any applicable United States or non-U.S.  anti-money laundering Laws.  There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such anti-money laundering Laws.  During the past five years, the Company and its Subsidiaries have had in place adequate policies, procedures, controls and systems reasonably designed to ensure compliance with applicable anti-money laundering Laws.

(d)Neither the Company, its Subsidiaries nor any director, officer or employee of, or, to the knowledge of the Company, any distributor, agent, representative, sales intermediary or other Person acting on behalf of the Company or any of its Subsidiaries (i) has taken any action in violation of the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. §78 dd-1 et seq.), the UK Bribery Act of 2010, or any other applicable anti-bribery or anti-corruption Laws (“Anti-Corruption Laws”), (ii) has offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Foreign Public Official, or to any Person on behalf of a Foreign Public Official, in whole or in part, for purposes of: (A) influencing any act or decision of any Foreign Public Official in his official capacity; (B) inducing such Foreign Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Foreign Public Official to use his or her influence with a foreign Governmental Body or commercial enterprise owned or controlled by any foreign Governmental Body in order to assist the business of the Company, any of its Subsidiaries or any Person related in any way to the business of the Company or any of its Subsidiaries, in obtaining or retaining business or directing any business to any Person, or (iii) has made or authorized any other Person to make any payments or transfers of value which had the purpose or effect of commercial bribery or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business.

(e)During the past five years, the Company and its Subsidiaries have had in place adequate policies, procedures, controls and systems reasonably designed to ensure compliance with Anti-Corruption Laws.

(f)There are no pending, or, to the knowledge of the Company, threatened, actions, suits, proceedings, inquiries or investigations by any Governmental Body, against the Company or any of its Subsidiaries by any Governmental Body with respect to any Anti-Corruption Laws.  In the past five years, none of the Company or any of its Subsidiaries has been subject to any such actions, suits, proceedings, inquiries or investigations or has made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Anti-Corruption Laws.  None of the Company or any of its Subsidiaries is aware of any event, fact or circumstance that has occurred or exists that is reasonably likely to result in a finding of noncompliance with any Anti-Corruption Laws.

(g)The Company and its Subsidiaries have maintained during the past five years and currently maintain (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.

Section 4.20Environmental Matters

.  Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) to the knowledge of the Company, neither the Company nor any of its

Subsidiaries has, in a manner that could give rise to Liability under applicable Laws, released any Hazardous Materials in, on, under, from or affecting any properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries and, to the knowledge of the Company, (A) Hazardous Materials are not otherwise present at or affecting any such properties or facilities, or at any other location, that could reasonably be expected to result in Liability to or otherwise adversely affect the Company or any of its Subsidiaries, and (B) there is no reasonable basis for any Environmental Claim against it or any of its Subsidiaries, or any Liability or obligation of it or any of its Subsidiaries under any Environmental Laws; and (ii) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or, to the knowledge of the Company, by operation of Law, any Liabilities or obligations that could reasonably be expected to form the basis of any claim under any Environmental Laws or regarding any Hazardous Materials against the Company or any of its Subsidiaries.

Section 4.21Insurance

.  Section 4.21 of the Disclosure Schedule sets forth a complete and accurate list of each insurance policy maintained by or behalf of the Company and its Subsidiaries (the “Insurance Policies”).  Neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any Insurance Policies in effect at any time during the past five years.  Neither the Company nor any of the Subsidiaries has reached or exceeded its policy limits for any Insurance Policies in effect at any time during the past five years.  Neither the Company nor any of its Subsidiaries is in default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion.  There is no claim by the Company or its Subsidiaries pending under any of such Insurance Policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights.  None of the Company and its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

Section 4.22Material Customers and Suppliers

.  Section 4.22 of the Disclosure Schedule sets forth, (a) the fifteen largest customers of the Company and its Subsidiaries on a consolidated basis, based on revenue recognized by the Company and its Subsidiaries in each of the fiscal years ended 2019 and 2020 and the three-month period ended March 31, 2021 (the “Material Customers”) and (b) the fifteen largest vendors and suppliers to the Company and its Subsidiaries on a consolidated basis, based on amounts paid by the Company and its Subsidiaries from all products and services received from such supplier in each of the fiscal years ending 2019 and 2020 and the three-month period ended March 31, 2021 (the “Material Suppliers”).  Neither the Company nor any of its Subsidiaries has received, any written, or to the knowledge of the Company, oral, indication from a Material Customer or Material Supplier to the effect that such customer may (a) reduce materially its business with the Company or its Subsidiaries from the levels achieved during the periods set forth above, or (b) materially and adversely modify existing Contracts with the Company or the Subsidiaries.  Since the date of the Balance Sheet, no Material Customer or Material Supplier has terminated its relationship with the Company or its Subsidiaries or, to the knowledge of the Company, indicated that it may do so. Neither the Company nor any of the Subsidiaries is involved in any material claim, dispute or controversy with any Material Customer or Material Supplier. As of the Closing Date, (a) none of the four (4) largest customers set forth above will have terminated its relationship with the Company or reduced materially its business with the Company from the levels achieved during the three-month period ended March 31, 2021 in each case solely as a result of moving such business to a competitor due to the Company’s alleged breach of its Contract with any such customer, failure to meet service levels or negligence, and (b) the Company is not and does not reasonably expect to be involved in any material claim, dispute or controversy with any such customer or supplier with regard to its business due to the Company’s alleged breach of its Contract with any such customer or supplier, failure to meet service levels or negligence.

Section 4.23Product and Service Warranties

.  Neither the Company nor any of the Subsidiaries makes any express guarantees or warranties (other than those included in the forms described in Section

4.13(b)(iii)(A) and (D)-(G)), and there is no claim pending or, to the knowledge of the Company, threatened in writing alleging any breach of any guarantee or warranty.

Section 4.24Bank Accounts; Powers of Attorney

.  The Company has Made Available to Purchaser true and correct information with respect to each account maintained by or for the benefit of the Company at any of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or a safe deposit box or other arrangement, the account or other identifying numbers thereof and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement.  There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

Section 4.25Related Party Transactions

.  No officer, director, five percent (5%) equityholder or Affiliate of the Company or any of its Subsidiaries or, to the knowledge of the Company, any relative of such an officer, director, equityholder or Affiliate (each of the foregoing, a “Related Party”) (i) is a party to any Contract or other business relationship with the Company or its Subsidiaries, (ii) to the knowledge of the Company, has any direct or indirect financial interest in, or is an officer, director, manager, employee, founder or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company and its Subsidiaries or (B) any other entity in any business arrangement or relationship with the Company and its Subsidiaries (provided, however, the passive ownership of securities listed on any national securities exchange representing less than five percent of the outstanding voting power of any Person will not be deemed to be a “financial interest” in any such Person), (iii) has any interest in any property, asset or right used by the Company and its Subsidiaries or necessary for their business, (iv) has outstanding any Indebtedness owed to the Company and its Subsidiaries, or (v) has received any funds from the Company and its Subsidiaries since the date of the Balance Sheet, except for employment-related compensation received in the ordinary course of business consistent with past practice.  None of the Company and its Subsidiaries has any Liability of any nature whatsoever to any Related Party (provided, however, such representation and warranty is made to the knowledge of the Company with respect to relatives), except for employment-related Liabilities and obligations incurred in the ordinary course of business consistent with past practice.

Section 4.26Brokers and Other Advisors; Existing Discussions

.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has Made Available to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.  As of the date hereof, none of the Company and its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any proposal to acquire the Company, any material portion of its assets or securities or any other substantially similar transaction.

Section 4.27No Other Representations

.  Except for the representations and warranties expressly set forth in Article 4, the Company is not making any other express or implied representation or warranty.  Without limiting the foregoing, the Purchaser acknowledges and agrees that it, together with its advisors, has made its own investigation of the Company and its Subsidiaries and their respective businesses and is not relying on any implied warranties, or any representations other than the representations and warranties of the Company expressly set forth in this Agreement and the Transaction Documents.

Article 5:
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows as of the date hereof and as of the Closing Date:

Section 5.1Organization and Corporate Power

.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.  Except as would not have a Parent Material Adverse Effect, each of Parent and Merger Sub has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now being, or proposed to be, conducted.  Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing (or its equivalent, if applicable) in every jurisdiction in which the ownership, leasing and use of its properties and assets, or the conduct of business as now conducted, requires it to qualify, except where the failure to be so qualified and in good standing would not have a Parent Material Adverse Effect.

Section 5.2Authorization

.  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is, or at or prior to the Closing will be, a party (the “Parent Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each other applicable Parent Document by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement and each other Parent Document, as applicable.  This Agreement has been, and each of the other Parent Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by Parent and Merger Sub, as applicable, and assuming that this Agreement and each of the other Parent Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the other Parent Documents when so executed and delivered will constitute, a legal, valid and binding obligation of each of Parent and Merger Sub, as applicable, enforceable against them in accordance with their respective terms, except as enforceability may be affected by the Enforceability Exceptions.

Section 5.3Non-Contravention.

(a)The execution, delivery and performance of this Agreement and each of the Transaction Documents by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby, or compliance by each of Parent and Merger Sub with any of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any consent or waiver under, constitute a default under (without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any material properties or assets of the Company or any of its Subsidiaries under give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any payment under, any provision of (i) the Certificate of Incorporation and the Bylaws of each of Parent and Merger Sub, (ii) any material Contract to which either Parent or Merger Sub is a party, (iii) any outstanding Order applicable to Parent or Merger Sub or any of the properties or assets of Parent or Merger Sub, or (iv) assuming compliance with the filing and notice requirements set forth in Section 5.3(b), any applicable Law to which Parent or Merger Sub is subject, except, in the case of the preceding clauses (ii), (iii) and (iv), to the extent that any such violation would not have a Parent Material Adverse Effect.

(b)No authorization of, registration, declaration or filing with, or notification to, any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Documents by the Company or the consummation by the Company of any other transaction contemplated hereby or thereby, except for the requirements of the HSR Act, the

Exchange Act, the Securities Act, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and such authorizations, registrations, declarations, filings or notification that, if not obtained or made, would not have a Parent Material Adverse Effect.

Section 5.4Sufficient Funds

. At the Closing, Parent will have sufficient funds to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement.

Section 5.5No Prior Merger Sub Operations

. Merger Sub was formed solely for the purpose of effecting the Merger, has no assets or Liabilities and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.6Broker and Other Advisors

.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or its Affiliates.

Article 6:
Covenants of the Company and Parent

Section 6.1Conduct of the Business

. From the date hereof until the Effective Time or the earlier termination of this Agreement (such period, the “Interim Period”), except as expressly contemplated or required by this Agreement, as consented to in writing by Parent, such consent not to be unreasonably withheld, conditioned or delayed, as set forth in Section 6.1 of the Disclosure Schedule and as required by applicable Law, the Company will, and will cause each of its Subsidiaries: (a) to conduct its business only in the ordinary course of business consistent with past practice, (b) to use commercially reasonable efforts to (i) preserve intact its present business operations and organization, including existing relations and goodwill with Governmental Bodies, clients, customers, vendors and suppliers, (ii) retain the services of its present directors, officers, employees, contractors and consultants and (iii) manage working capital of the Company and its Subsidiaries in the ordinary course of business consistent with past practice and (c) not to:

(i)(A) amend or propose to amend the Company Governance Documents or Subsidiary Governance Documents in any manner or (B) split, combine, recapitalize or reclassify the capital stock or other equity interests of the Company or any of its Subsidiaries;

(ii)issue, deliver, sell, pledge, transfer or dispose of, or agree to issue, sell, deliver, pledge, transfer or dispose of, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or issue any shares of capital stock or equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries (other than this Agreement, the Transaction Documents and pursuant to the exercise of currently outstanding Options), or grant any stock appreciation or similar rights;

(iii)reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or make any other distribution to any Person in respect of any shares of capital stock or other equity interests of the Company or its Subsidiaries;

(iv)acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case;

(v)sell, lease, license, transfer, abandon, allow the loss or lapse of or otherwise dispose of or subject to any Lien other than Permitted Liens any property or assets of the Company or any of its Subsidiaries having a value in excess of $100,000 individually or $250,000 in the aggregate, in each case, other than sales of assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts Made Available to Parent;

(vi)sell, license, pledge or otherwise dispose of or encumber any Intellectual Property Rights or IP owned, used, or held for use by the Company and its Subsidiaries in the conduct of their businesses except for non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business consistent with past practice pursuant to the Company’s standard form of customer Contract (the form of which has been Made Available to Parent), or permit any Intellectual Property Rights items required to be set forth in Section 4.13(a) of the Disclosure Schedule to lapse, expire or be abandoned;

(vii)amend, waive any material rights under or terminate (except for a termination resulting from the expiration of a Contract in accordance with its terms) any Material Contract or enter into any new Contract that would be a Material Contract if entered into prior to the date hereof, except in the ordinary course of business consistent with past practice;

(viii)enter into any Contract that provides for aggregate payments to or from the Company and its Subsidiaries in excess of $3,600,000;

(ix)make any loans, advances or capital contributions to or investments in any other Person or otherwise incur or guarantee any Indebtedness other than loans, advances or capital contributions by the Company or any of its Subsidiaries (A) to any such Subsidiaries or (B) to any employee in connection with travel, entertainment and related business expenses or other customary out‑of‑pocket expenses in the ordinary course of business consistent with past practice;

(x)commit or authorize any commitment to make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate or defer any capital expenditures specified in the capital budget of the Company and its Subsidiaries;

(xi)make any change in any method of accounting or auditing practice, (including, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) other than changes required as a result of changes in GAAP or applicable Law;

(xii)enter into any partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(xiii)except to the extent required by any Plan or as required by or expressly contemplated by this Agreement or undertaken at the request of the Purchaser, (A) commence the employment of or grant any increase in the compensation or benefits payable or to become payable to any current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries (except for the commencement of employment or increases in the ordinary course of business with respect to non-management individuals earning less than $200,000 in total direct compensation); (B) grant any such individual any bonus, equity or equity-based compensation, retention, severance, change in control or similar rights; (C) terminate, modify or adopt any Plan (or any arrangement that would constitute a Plan, if adopted); (D) terminate the employment, change the title, office or position, or materially alter the responsibilities of any director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries (except for terminations for cause or actions taken in the ordinary course of business or the payment of accrued or earned but unpaid bonuses with respect to non-management individuals earning less than $200,000 in total direct compensation); (E) accelerate the timing of payment or vesting of any compensation or benefits; (F) implement any employee layoffs in violation of WARN; (G) negotiate or enter into any collective bargaining agreement or other contract with any labor organization, union or employee organization relating to any employee of the Company or its Subsidiaries; or (H) waive, release, limit, or condition any Restrictive Covenant obligation of any current or former employee, director or other individual service provider of the Company of the Company or any of its Subsidiaries;

(xiv)(A) settle or commence any Proceeding or litigation or (B) enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any claim or litigation;

(xv)change or modify its credit, collection or payment policies, procedures or practices, including accelerating collections or receivables (whether or not past due) or failing to pay or delaying payment of payables or other Liabilities;

(xvi)(A) make, change or rescind any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any material method, policy or practice of Tax accounting, (D) file any amended income Tax Return or any other material Tax Return, (E) request, waive or consent to any extension or waiver of the limitations period applicable to the assessment, determination or collection of any income Taxes or other material Taxes, (F) settle, resolve or otherwise dispose of any material claim or proceeding relating to income Taxes or other material Taxes (other than the timely payment of Taxes in the ordinary course of business consistent with past practice) (G) enter into any closing agreement affecting any Tax liability or refund, (H) file any request for rulings or special Tax incentives with any Governmental Body, or (I) take, or cause or permit any other Person to take outside the ordinary course of business consistent with past practice, any action or actions which could, individually or in the aggregate, (i) increase the Liability for Taxes of Parent or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) or (ii) result in, or change the character of, any income or gain that Parent or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) must report on any Tax Return;

(xvii)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or make any material reductions in force;

(xviii)take any other actions that would have a Material Adverse Effect on the Company or its Subsidiaries; or

(xix)authorize, commit or agree to take any action described in this Section 6.1.

Section 6.2Notification of Certain Matters

.  During the Interim Period, the Company will promptly notify Parent of (a) any notice or other communication received by the Company or its Subsidiaries from any Governmental Body in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any Proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company and its Subsidiaries that relate to the transactions contemplated by this Agreement, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-

occurrence of which, has caused any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect or that would render any condition set forth in Section 7.2(a) incapable of being satisfied (whether or not curable), (d) any failure of the Company, its Subsidiaries or, to the knowledge of the Company, their respective Representatives to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; and (e) any Material Adverse Effect.  For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.2 will not (i) cure any breach of, or non-compliance with, any other provision of this Agreement, (ii) limit the remedies available to the Indemnified Persons, or (iii) constitute an acknowledgment or admission of breach of this Agreement.

Section 6.3Access.

(a)During the Interim Period and subject to applicable Laws, Parent and Merger Sub will be entitled, through its Representatives, to have such access to the properties, businesses, operations and personnel of the Company and such examination of the books, records and financial condition of the Company as it reasonably requests and to make extracts and copies of such books and records.  Any such access and examination will be conducted upon reasonable prior notice during regular business hours and under reasonable circumstances and in a manner that does not unreasonably interfere with the normal operations of the Company, and the Company will, and will cause its Representatives to, cooperate with Parent and its Representatives in connection with such investigation and examination.  Notwithstanding anything to the contrary herein, no such access or examination will be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege solely to the extent that the disclosure of such information would, in the reasonable and good faith judgment of the Company’s outside counsel, violate such attorney-client privilege; provided, however, the Company will promptly notify Parent of such circumstance and use commercially reasonable efforts to seek alternative means to disclose such information as completely as possible without adversely affecting such attorney-client privilege.

(b)The information provided pursuant to this Section 6.3 will be governed by the Confidentiality Agreement, the confidentiality terms of which are incorporated herein by reference. Effective upon the Closing, the terms of the Confidentiality Agreement which place confidentiality obligations on Parent, its Affiliates and/or Representatives will terminate.

Section 6.4Publicity; Confidentiality.

(a)No press release or other public announcement or comment pertaining to the transactions contemplated by this Agreement will be made by or on behalf of the Company, any Company Securityholder, the Securityholder Representative or any of the Company’s Representatives, without the express prior written approval of Parent.  Notwithstanding the foregoing, following Closing and the public announcement (if any) of the Merger, the Securityholder Representative will be permitted to publicly announce that it has been engaged to serve as the Securityholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

(b)Each party agrees that this Agreement, the other Transaction Documents and the terms and conditions set forth herein and therein will be kept confidential and will not be disclosed or otherwise made available to any other Person and that copies of this Agreement and the other Transaction Document will not be publicly filed or otherwise made available to the public, except (i) where such disclosure, availability or filing, upon the advice of outside counsel, is required by applicable Law (including the periodic reporting requirements under the Exchange Act) and only to the extent required by such Law or under the rules of any securities exchange on which the securities of Parent are listed, and (ii) as otherwise agreed by each of Parent and the Company.  In the event that any such disclosure, availability or filing is required by applicable Law (other than any filing required by the Exchange Act or the Securities Act), each of Parent and the Company agrees to use its commercially reasonable efforts to obtain “confidential treatment” or similar treatment of this Agreement and the other Transaction Documents and to redact such terms of this Agreement and the other Transaction Documents that the other reasonably requests.  Notwithstanding the foregoing, following Closing, the Securityholder Representative will be permitted to disclose information as required by law or to employees, advisors, agents or consultants of the Securityholder Representative and to the Securityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

Section 6.5Further Assurances

.  From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 6.6Regulatory Filings; Efforts.

(a)Subject to Section 6.6(b) and (c), each of the Company and Parent will promptly: (i) make or cause to be made all filings and submissions under any Laws or regulations applicable to it required for the consummation of the transactions contemplated herein; (ii) coordinate and cooperate with the other in exchanging such information and providing such assistance as the other may reasonably request in connection with all of the foregoing; (iii) supply any additional information and documentary material that may be requested in connection with such filings and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith; and (iv) obtain all approvals, consents or other authorizations from any Governmental Body.

(b)The Company and Parent will use reasonable efforts to (i) file as promptly as practicable (and in any event within ten Business Days of the date hereof) with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required by the HSR Act for the Merger contemplated hereby and to provide any additional or supplemental information and documentary material requested in connection therewith pursuant to the HSR Act and (ii) as promptly as practicable file with any foreign Governmental Body and submit any information and documentation required for the Merger contemplated hereby, pursuant to any Other Antitrust Regulations in any jurisdiction in which the parties believe, in good faith, it is necessary or advisable.  The Company and Parent will use reasonable efforts to obtain clearance or waiting period expirations from any Governmental Body as promptly as practicable.  Each of the Company and Parent will furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Regulations.  Parent and the Company will each be responsible for 50% of filing fees payable in connection with the filings described in the first sentence of this Section 6.6 (which amount, in the case of the Company, will be included in the Unpaid Transaction Expenses unless paid prior to Closing).

(c)The Company and Parent will: (i) promptly notify each other of any oral or written communication received from any Governmental Body; and (ii) subject to applicable Law, furnish the other party copies of all correspondence, filings, applications, submissions, notifications, documents, and communications (and memoranda setting forth substance thereof) between them and their respective Affiliates on one hand, and any Governmental Body on the other hand, with respect to this Agreement, including advanced drafts thereof and the reasonable opportunity to comment on them (with the exception of the filings submitted under the HSR Act).  Except as may be prohibited by any Governmental Body and applicable Law, each party will consult and cooperate with the other, and will consider in good faith, the views of the other party, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any Other Antitrust Regulations.  To the extent permitted by any such Governmental Body, each party will permit authorized Representatives of the other party to be present at each meeting or teleconference relating to any investigation or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such investigation or legal proceeding, provided however that nothing herein will preclude Parent from participating in discussions with a Governmental Body without participation by Company where the discussions are initiated by the Governmental Body, or where the subject matter in the reasonable judgment of Parent cannot be effectively discussed in the presence of Company.  Parent will have the sole right to devise and implement the strategy for obtaining any necessary clearance or approval, for responding to any request, inquiry, or investigation, for defending any lawsuit challenging the Merger, and for leading all meetings and communications with any Governmental Body that has authority to enforce the HSR Act or any Other Antitrust Regulations.  Each of the Company and Parent may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 6.6 as “outside-counsel only.” Any such materials, as well as the information contained therein, will be provided only to a receiving party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information.

(d)Notwithstanding anything to the contrary herein, nothing will require Parent to offer, negotiate, commit to effect, or otherwise take any action, by consent decree, hold separate order or otherwise, including but not limited to (i) the sale, divestiture, license, hold separate, or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, (ii) any other restrictions on the activities of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, (iii) changing or modifying any course of conduct or otherwise making any commitment (to any Governmental Body or otherwise) regarding future operations of Parent or Company’s business, or (iv) contest, defend, or appeal any legal proceeding, whether judicial or administrative, or prevent the initiation thereof, by any Governmental Body under the HSR Act or Other Antitrust Regulations challenging this Agreement or the consummation of the Merger.

(e)Notwithstanding anything to the contrary herein, this Section 6.6 will not apply to any matters relating to Taxes.

Section 6.7Information Statement.

(a)Following the execution of this Agreement by the Company, the Company will deliver to each of the Stockholders the Stockholder Written Consent.  Promptly following the execution of this Agreement and in any event, within 24 hours after the date hereof, the Company will furnish to Parent executed copies of Stockholder Written Consents in amount sufficient to secure the Stockholder Approval.

(b)As expeditiously as possible following the date hereof, the Company will (i) complete the preparation of an information statement accurately describing this Agreement, the Merger and the provisions of Section 262 of the DGCL (the “Information Statement”), (ii) provide Parent a reasonable opportunity to review and comment on the Information Statement and (iii) thereafter deliver the Information Statement to the stockholders of the Company informing them of the approval of the Merger, the adoption of this Agreement in accordance with Section 228 of the DGCL and their rights under Section 262 of the DGCL.  The information furnished in any document mailed, delivered or otherwise furnished to the stockholders of the Company in connection with the solicitation of their consent to, and adoption of, this Agreement and the approval of the principal terms of the Merger, including the statements in the Information Statement, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)Prior to the Effective Time, the Company will notify the holders of Company Stock and Options of the transactions contemplated hereby, in each case, to the extent required by the terms and conditions of this Agreement, the Company Governance Documents, the Plans, any Laws (including the DGCL) or other Contracts or instruments governing such securities and as contemplated herein.

Section 6.8Section 280G

.  As expeditiously as possible following the date hereof (and in any event no later than seven days prior to the Closing Date), the Company will provide to Parent calculations (and all relevant backup materials) with respect to the amount of payments and benefits which have been, will or may be received in connection with the transactions contemplated by this Agreement (or which may be deemed under the applicable regulations to have been received in connection with such transactions) and which could constitute “parachute payments” subject to the restriction on deductions imposed under Section 280G of the Code and the Treasury Regulations promulgated thereunder, which calculations will be subject to Parent’s approval.  Prior to the Closing, the Company and each of its Subsidiaries will (x) obtain, with respect to each applicable Key Employee, and (y) use reasonable efforts to obtain, with respect to each other applicable service provider, prior to the initiation of the stockholder approval procedure described below in this Section 6.8, from each such Person to whom any payment or benefit will or could be made that could constitute “parachute payments” under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder (“Section 280G Payments”), a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Person will not be deemed a parachute payment subject to the deduction restrictions imposed by Section 280G of the Code, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder.  Prior to the Closing, the Company and each of its Subsidiaries will use its reasonable efforts to obtain the approval by such number of stockholders of the Company in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q‑7 of Section 1.280G‑1 of such Treasury Regulations, of the right of each Person described in this Section 6.8 who has executed the waiver described therein to receive or retain, as applicable, such Person’s Waived Benefits.  The Company will provide Parent for its review and approval advance copies of all documents and communications by which it intends to seek the waiver and approvals described in this Section 6.8 and will promptly provide Parent with copies of any executed waivers and evidence of the stockholder approval contemplated by this Section 6.8.

Section 6.9No Shop.

(a)During the Interim Period, the Company will not, and will not permit any of its Representatives to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving an Acquisition Proposal, other than the transactions contemplated by this Agreement, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, employees, properties or assets of the Company or any of its Subsidiaries in connection with an Acquisition Proposal or (iv) otherwise consent to, or cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)During the Interim Period, the Company will notify Parent orally and in writing promptly (but in no event later than 24 hours) after receipt by the Company, or any of its Representatives of any Acquisition Proposal from any Person, other than Parent, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person, other than Parent, its Affiliates or its representatives.  Any such notice of an Acquisition Proposal will include the name of the proposed purchaser, the dollar amount, if any, of the purchase price of the Acquisition Proposal, its composition (i.e., cash, securities, etc.), any material contingencies (e.g., earn-out or other conditions) and any other material terms and provisions thereof.

(c)The Company and each of its Subsidiaries will (and will cause their respective Representatives to), immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent, its Affiliates or its Representatives) conducted heretofore with respect to any Acquisition Proposal.  During the Interim Period, neither the Company nor its Subsidiaries will release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any such Subsidiary is a party.

Section 6.10Director and Officer Liability and Indemnification.

(a)From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the Company Governance Documents as in effect on the date hereof and any indemnification agreement between the Company, on the one hand, and any of its current or former directors and officers (collectively, the “D&O Indemnitees”), on the other hand, in each case, solely to the extent any such agreement is set forth in Section 6.10 of the Disclosure Schedule, with respect to acts or omissions by them in their capacities as such at any time at or prior to the Effective Time.

(b)Prior to Closing, the Company will obtain a six-year “tail” directors’ and officers’ liability insurance policy covering acts or omissions occurring prior to the Closing Date with respect to those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, that such “tail” policy will provide such coverage for six years from the Closing Date and will be obtained from the Company’s or Parent’s current insurance company or another reputable insurance company, reasonably satisfactory to Parent (such policy, the “D&O Tail Policy”); provided, that 100% of the premium for the D&O Tail Policy will be an Unpaid Transaction Expense.

(c)This Section 6.10 will survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the D&O Indemnitees, and will be binding on all successors and assigns of Parent and the Surviving Corporation.  If the Surviving Corporation, its Subsidiaries or any of their respective successors or assigns (i) will consolidate with or merge into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) will transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions will be made so that the successors and assigns of the Surviving Corporation and its Subsidiaries will assume all of the obligations set forth in this Section 6.10.

Section 6.11Tax Matters.

(a)Cooperation. Parent, the Company and the Securityholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, in such party’s possession as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Parent, the Company and the Securityholder Representative agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or customer of the Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

(b)Tax Returns.  Parent will prepare and file or cause to be prepared and filed all Tax Returns of the Company and each of its Subsidiaries that are due after the Closing Date that relate to Pre-Closing Tax Periods.    At the Stockholder Representative’s reasonable written request, at the expense of the Indemnifying Securityholders, Parent shall use commercially reasonable efforts to timely and properly prepare, or cause to be prepared, and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return of the Company or its Subsidiaries required to obtain any available Tax refunds or utilize any available net operating loss carrybacks from any Pre-Closing Tax Period, provided that such filing does not create any adverse Tax consequences to Parent or its Affiliates.  Each such Tax Return will be prepared in a manner consistent with existing procedures and practices and accounting methods of the Company, unless otherwise required by applicable Law.  Each such Tax Return that is an income Tax Return or other Tax Return which may lead to liability for which the Indemnifying Securityholders are obligated to indemnify the Indemnified Persons pursuant to this Agreement will be provided to the Securityholder Representative at least 20 days prior to the due date of the Tax Return (or, if any such Tax Return is due within 20 days following the Closing Date, reasonably in advance of filing to allow the Securityholder Representative reasonable time to review such Tax Return) for the Securityholder Representative’s review and comment, and Parent will consider in good faith any written comments made by the Securityholder Representative to Parent prior to filing.

(c)Tax Sharing Agreements.  Any Tax allocation, sharing, indemnity or similar agreement to which the Company or any of its Subsidiaries is a party or under which it may have Liability will be terminated effective as of the Closing.

(d)Transfer Taxes.  Any transfer, sales, use, documentary, stamp, registration, and other such Taxes and fees (including any penalties and interest) (collectively, “Transfer Taxes”) that arise by reason of the Merger will be paid by the Indemnifying Securityholders, severally and not jointly, pro rata in accordance with such Indemnifying Securityholder’s Pro Rata Portion.  The Person(s) required to do so by applicable law will be responsible for the timely remittance of any Transfer Taxes to the appropriate Taxing Authority and will, at the expense of the Indemnifying Securityholders, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.  If required by applicable Law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e)Sales Tax and Value Added Tax Matters.  Notwithstanding anything to the contrary herein, Parent will have the right (but not the obligation) to initiate contacts and discussions with Governmental Bodies regarding value added Tax liabilities and sales and use Tax liabilities relating to Pre-Closing Tax Periods and to cause the Company to file or amend Tax Returns with respect thereto, including entering into VDAs.  Parent will control the filing of, and positions with respect to any actions taken thereto, provided that Parent will (i) provide prior written notice to the Securityholder Representative and discuss in good faith the intent to take such actions (ii) will consult in good faith with the Securityholder Representative regarding the progress of any such action and (iii) will not effect any such action that results in Tax liability of the Indemnifying Securityholders or for which the Indemnifying Securityholders are obligated to indemnify the Indemnified Persons pursuant to this Agreement without obtaining the Securityholder Representative’s prior written consent thereto, which will not be unreasonably withheld, conditioned or delayed, it being understood that it would be unreasonable to withhold consent to an action that is affirmatively required to be taken by applicable Law (and not simply necessary to avoid or mitigate penalties, interest or other Taxes).

(f)Tax Claims.  Notwithstanding anything to the contrary herein, Parent will have the sole right (but not the obligation) to conduct any Tax inquiry, investigation, audit or other Tax dispute or contest relating to the Company or any of its Subsidiaries (each, a “Tax Claim”), subject to the procedures set forth in Section 9.3(g) (for the avoidance of doubt, except to the extent inconsistent with this Section 6.11).  With respect to any Tax Claim that relates to a Pre-Closing Tax Period and that, in Parent’s reasonable judgment, could give rise to a material indemnification obligation of the Indemnifying Securityholders, Parent agrees to (i) provide Securityholder Representative reasonable notification of the existence of such Tax Claim, (ii) permit Securityholder Representative a reasonable opportunity to consult with Parent regarding (but not to participate in, control or conduct) such Tax Claim at Securityholder Representative’s sole cost and expense (subject to any reimbursement obligations the Indemnifying Securityholders may have to Securityholder Representative) and (iii) will not effect any settlement or compromise that results in Tax liability of the Indemnifying Securityholders or for which the Indemnifying Securityholders are obligated to indemnify the Indemnified Persons pursuant to this Agreement without obtaining the Securityholder Representative’s prior written consent thereto, which will not be unreasonably withheld, conditioned or delayed; provided, however that a failure by Parent to take such actions will not affect the other Party’s rights to indemnification under Article 9 except to the extent such Party is actually prejudiced thereby.

(g)Tax Actions.  Except in accordance with Section 6.11(e) above, Parent will not, and will not cause or permit the Company or any Subsidiary of the Company to (i) make any Tax election that has any retroactive effect in any Pre-Closing Tax Period, (ii) amend or cause to be amended any Tax Return of the Company or any Subsidiary for any Pre-Closing Tax Period or (iii) initiate any voluntary disclosures or other voluntary contact with a Governmental Body with respect to Taxes of the Company or its Subsidiaries for a Pre-Closing Tax Period without the prior written consent of the Securityholder Representative (which will not be unreasonably withheld, conditioned or delayed, it being understood that it would be unreasonable to withhold consent to an action that is affirmatively required to be taken by applicable Law (and not simply necessary to avoid or mitigate penalties, interest or other Taxes), unless such election, amendment or other action would not give rise to or increase an indemnification claim under this Agreement.

(h)Tax Refunds.  Any Tax refund (and any interest paid by a Taxing Authority thereon) actually received in cash or as a credit against current cash Taxes otherwise due and payable by Parent, the Surviving Corporation or any of their Affiliates that relate to a Tax actually paid by the Company or of its Subsidiaries for any Pre-Closing Tax Period or any Taxes which the Indemnifying Securityholders have borne under Article 9 will be for the account of the Indemnifying Securityholders, except to the extent such Tax refund was taken into account in the calculation of the Merger Consideration as finally determined or resulted from the carry back of a net operating loss or other Tax attribute or Tax credit that was economically generated after the Closing Date.  Buyer will pay or cause to be paid any such Tax refund to the Paying Agent for further distribution to the Indemnifying Securityholders within 30 days of the later of the receipt thereof or the filing of all Tax Returns for the Pre-Closing Tax Periods, net of any Taxes imposed on such refund and all reasonable out-of-pocket costs and expenses incurred by Parent, the Surviving Corporation or any of their Affiliates with respect to their receipt of such Tax refund (and related interest), and offset and reduced by the Indemnifying Securityholders’ outstanding and unpaid liability for Pre-Closing Taxes pursuant to Section 9.2(i).  To the extent any Tax refund paid to the Indemnifying Securityholders pursuant to this Section 6.11(h) is subsequently disallowed or required to be returned to the applicable Taxing Authority, such obligation (including any associated penalties or interest) will be treated as a Pre-Closing Tax for purposes of Section 9.2(i).  For the avoidance of doubt, as set forth in Section 6.1(c)(xvi), Parent’s written consent, not to be unreasonably withheld, conditioned or delayed, will be required for the filing of any amended Tax Returns or other material Tax Returns of the Company or any Subsidiary on or after the date hereof in which a Tax refund is claimed.

Section 6.12Real Property Covenants.

(a)The Company will not: (i) permit the creation of any encumbrance with respect to the Company Property; (ii) terminate any Real Property Lease or fail to exercise any right of renewal with respect to any Real Property Lease or take any action under any Real Property Lease which could reasonably be expected to result in a material default under such Real Property Lease or the termination of such Real Property Lease; (iii) amend, supplement or otherwise modify any Real Property Lease; or (iv) execute any sublease with respect to the Company Property.

(b)The Company will: (i) maintain the Company Property in materially the same condition as they were on the date hereof, reasonable wear and tear excepted; (ii) perform all of its material obligations under the Real Property Leases and any other agreements relating to the Company Property; (iii) deliver to Parent any notices or other documents received pursuant to the terms of any Real Property Lease or any other agreement related to the Company Property: and (iv) maintain the existing insurance policies for the Company Property in full force and effect.

Section 6.13Restricted Stock Unit Awards.

(a)Parent will, as soon as reasonably practicable following the Closing, grant restricted stock unit awards over shares of Parent Common Stock (the “RSUs”) with an aggregate fair value of approximately $[***] million to employees of the Company or its Subsidiaries who remain employed following the Effective Time and who are selected by Parent in its sole discretion to receive RSUs, with the allocations to such employees determined following consultation with the Company, subject to the terms and conditions or the Parent Equity Plan, applicable award agreements (including any country-based appendices thereto) and the Company’s human resource policies and procedures.

(b)Parent will, as soon as reasonably practicable following the Closing, deliver the grant documentation in relation to the RSUs and a true, accurate and complete copy of Parent’s 2011 Equity Incentive Plan (or any successor thereto, including all sub-plans) to the employees who have been selected to receive RSUs in accordance with Section 6.13(a); provided that the relevant employees will comply with their relevant administrative requirements with regard to providing information to Parent (or any third party on behalf of Parent) and opening the relevant online accounts.  For the avoidance of doubt, the RSUs are not intended as additional consideration for the transactions contemplated by this Agreement and will be subject to all applicable Tax, including any applicable withholding Tax.

Section 6.14Third Party Consents.  The Company will use commercially reasonable efforts to obtain prior to the Closing, and deliver to Parent prior to the Closing, all consents, approvals, assignments, notices, waivers, authorizations or other certificates listed or described on Section 4.3(a) of the Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Section 4.3(a) of the Disclosure Letter if entered into prior to the Agreement Date) (as applicable).

Section 6.15Termination of 401(k) Plan. Effective as of the day immediately preceding the Closing Date, the Company will terminate any Plan that includes a Section  401(k) arrangement (unless Parent provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) plans will not be terminated).  The Company will provide Parent with evidence that such 401(k) plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company.  The form and substance of such resolutions will be subject to review and approval by Parent.  The Company also will take such other actions in furtherance of terminating such 401(k) plan as Parent may reasonably require.  In the event that termination of the Company’s 401(k) plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company will take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent.

Article 7:
Conditions to Closing

Section 7.1Conditions to All Parties’ Obligations

.  The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, in whole or in part, by the party for whose benefit such condition exists in its sole discretion, to the extent permitted by applicable Law) of the following conditions as of immediately prior to the Effective Time:

(a)Stockholder Approval.  The approval from the holders of 95% of the Company Stock and such approval will have been received and will not have been rescinded, revoked, or changed.

(b)No Laws; Orders.  No Governmental Body of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any Law or Order that has or would have the effect of prohibiting or enjoining the Merger or making the transactions contemplated by this Agreement or any other Transaction Document illegal.

(c)HSR and Other Antitrust Regulations.  The applicable waiting periods under the HSR Act (and all extensions thereof) will have expired or been terminated and no standstill timing agreement will be in effect, and any applicable waiting period or approvals under the Other Antitrust Laws of Cyprus will have expired, been terminated or been obtained.

(d)Foreign Investment Approval.  A resolution by the General Office will have been received providing confirmation of authorization of the transactions contemplated hereby under Spanish Law 19/2003.

Section 7.2Conditions to Parent’s and Merger Sub’s Obligations

.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver, in whole or in part, by Parent in its sole discretion, to the extent permitted by applicable Law) of the following conditions immediately prior to the Effective Time:

(a)Accuracy of Representations and Warranties. (i) the representations and warranties contained in this Agreement (other than the Fundamental Representations and first sentence of Section 4.8) (without giving effect to any materiality, Material Adverse Effect or similar words or phrases limiting the scope of such representation or warranty, other than to the extent that such words or phrases define the scope of items or matters described on the Disclosure Schedule) will be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they will be true and correct in all material respects as of such date) and (ii) the Fundamental Representations and first sentence of Section 4.8 will be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as if made as of the Closing (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they will be true and correct in all respects as of such date).

(b)Performance of Covenants.  The Company will have performed in all material respects all covenants and agreements required to be performed and complied with by them under this Agreement at or prior to the Closing.

(c)No Material Adverse Effect.  There will not have occurred a Material Adverse Effect that is continuing.

(d)No Legal Proceedings.  There will be no Proceeding of any kind or nature pending or threatened in writing against the Company or, to the knowledge of the Company, against Parent or any of their Affiliates, arising out of, or in any way connected with, this Agreement, the Merger or the other transactions contemplated by this Agreement or any other Transaction Document, in each case which may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Merger or the other transaction contemplated by this Agreement or any other Transaction Document.

(e)Joinder Agreements.  A number of Indemnifying Securityholders whose aggregate Pro Rata Portions of the Estimated Closing Proceeds represent no less than 95% of the aggregate Estimated Closing Proceeds will have executed and delivered Joinder Agreements to Parent, and all such Joinder Agreements will be in full force and effect.

(f)Employment Arrangements.

(i)Each Restrictive Covenant Agreement will be in full force and effect and will not have been revoked, rescinded or otherwise repudiated.

(ii)Each Key Employee and each Designated Employee will (A) have executed Parent’s form of confidential information and invention assignment agreement, which will be in full force and effect as of the Closing and will not have been revoked, rescinded or otherwise repudiated, and (B) not have expressed an intention or interest (whether formally or informally) in, or taken action toward, terminating his or her employment or engagement with the Company at or prior to the Closing or Parent and its Affiliates following the Closing.

(g)Closing Deliverables.  Parent will have received the deliveries required under Section 7.5.

Section 7.3Conditions to the Company’s Obligations

.  The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver, in whole or in part, by the Company in its sole discretion, to the extent permitted by applicable Law) of the following conditions immediately prior to the Effective Time:

(a)Accuracy of Representations and Warranties.  The representations and warranties set forth in Article 5: will have been true and correct in all material respects as of the date hereof and as of the Closing Date.

(b)Performance of Covenants.  Parent and Merger Sub will have performed in all material respects all the covenants and obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)Officer’s Certificate.  Parent will have delivered to the Company a certificate signed by an officer of Parent in the form of Exhibit I (the “Parent Officer’s Certificate”), dated as of the

Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4Frustration of Closing Conditions

.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s failure to comply with any provision of this Agreement.

Section 7.5Closing Deliveries of the Company

.  At or prior to the Closing, the Company will deliver or cause to be delivered to Parent the following:

(a)a certificate signed by an officer of the Company, dated as of the Closing Date, certifying the accuracy of the Final Spreadsheet;

(b)a certificate signed by an officer of the Company (the “Company Officer’s Certificate”), dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a), Section 7.2(b), Section 7.2(c) and Section 7.2(d) have been satisfied;

(c)a certificate dated as of the Closing Date (the “Company Secretary’s Certificate”), duly executed by the Secretary of the Company, certifying as to (i) attached copies of the Company Governance Documents, and stating that such Company Governance Documents have not been amended, modified, revoked or rescinded and (ii) an attached copy of the resolutions of the board of directors of the Company authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded;

(d)a certificate of the Secretary of State of the States of Delaware and California as to the good standing of the Company as of a date not more than three Business Days prior to the Closing Date;

(e)the Escrow Agreement, duly executed by the Securityholder Representative;

(f)payoff letters, in form and substance reasonably satisfactory to Parent, with respect to all outstanding Indebtedness for borrowed money of the Company, providing for the release of all Liens relating to such Indebtedness following satisfaction of the terms contained in such payoff letters;

(g)payoff letters or invoices, in form and substance reasonably satisfactory to Parent, with respect to all Unpaid Transaction Expenses;

(h)resignations (or evidence of removal), effective as of the Closing, of all the directors of the Company and its Subsidiaries, in form and substance reasonably satisfactory to Parent;

(i)a properly executed certificate from the Company meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) (including a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in the customary form along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing);

(j)evidence reasonably satisfactory to Parent that the requisite equityholder approval under Section 280G(b)(5)(B) of the Code was either (i) obtained with respect to any Section 280G Payments in accordance with Section 6.8, or (ii) not so obtained, and as a consequence such Section 280G Payments will not be made, retained, or provided, pursuant to the written agreements with respect to Waived

Benefits entered into by the affected individuals, which written agreements have been Made Available to Parent;

(k)evidence, reasonably satisfactory to Parent, that the Company has complied in all material respects with the requirements under Section 228 of the DGCL as it relates to the Merger and an affidavit, in such form as is reasonably satisfactory to Parent, that Company has delivered to each holder of Company Stock the Information Statement;

(l)evidence reasonably satisfactory to Parent that each Contract set forth on Schedule 7.5(l) has been terminated and is of no further force or effect as of immediately prior to the Effective Time; and

(m)evidence reasonably satisfactory to Parent of the termination of the Company’s 401(k) plan, in accordance with Section 6.15.

Section 7.6Closing Deliveries of Parent and Merger Sub

.  At or prior to the Closing, Parent and Merger Sub will deliver or cause to be delivered or made available to the Company the following:

(a)the duly executed Parent Officer’s Certificate; and

(b)the Escrow Agreement duly executed by Parent and the Escrow Agent.

Article 8:
Termination

Section 8.1Termination

.  This Agreement may be terminated at any time prior to the Effective Time as follows:

(a)by mutual written consent of Parent and the Company;

(b)by Parent or the Company, by notice to the other if the Closing will not have occurred on or before 5:00 p.m. (Pacific Time) on October 31, 2021 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) will not be available to a party whose action or failure to act has been the primary cause of, or otherwise primarily resulted in, the failure of the Merger to occur on or before the Outside Date;

(c)by Parent or the Company, upon the issuance by a Governmental Body of an Order permanently restraining, enjoining or otherwise prohibiting the Merger, which Order will have become final and non‑appealable (unless such Order has been withdrawn, reversed or otherwise made inapplicable) or any Law has been enacted that would make the Merger illegal;

(d)by Parent, if Parent has not received evidence of receipt of the Stockholder Approval within 24 hours from the time of the execution of this Agreement;

(e)by Parent, if (i) neither Parent nor Merger Sub is in material breach of its representations warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 7.3(a) or Section 7.3(b) incapable of being satisfied on the Outside Date and (ii) the Company is in breach of its representations warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 7.2(a) or Section 7.2(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) ten days after the giving of written notice by Parent to the Company and (y) three Business Days prior to the Outside Date; or

(f)by the Company, if (i) the Company is not in material breach of its representations warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 7.3(a) or Section 7.3(b) incapable of being satisfied on the Outside Date and (ii) either Parent or Merger Sub is in breach of its representations warranties, covenants or other obligations set forth in this Agreement that renders or would render the conditions set forth in Section 7.2(a) or Section 7.2(b) incapable of being satisfied on the Outside Date, and such breach is either (i) not capable of being cured prior to the Outside Date or (ii) if curable, is not cured within the earlier of (A) ten days after the giving of written notice by the Company to Parent and (B) three Business Days prior to the Outside Date.

Section 8.2Notice of Termination; Effect of Termination

.  If a party hereto wishes to terminate this Agreement pursuant Section 8.1, then such party will deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement.  Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties.  If this Agreement is terminated pursuant to Section 8.1, this Agreement will be of no further force or effect without Liability on the part of any party hereto or any of their respective officers or directors and all rights and obligations of any party hereto will cease; provided, however, notwithstanding anything to the contrary herein (i) the provisions set forth in Section 6.3(b), Section 6.4, this Section 8.2 and Article 10: will survive the termination of this Agreement and (ii) nothing herein will relieve any party hereto from Liability for fraud or intentional misrepresentation.  No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will survive termination of this Agreement in accordance with their terms.

Article 9:
Indemnification

Section 9.1Survival.

(a)Subject to Section 9.1(b), each representation and warranty contained in Article 4: and Article 5: will survive the Closing and will terminate on the 15 month anniversary of the Closing Date, except that the Fundamental Representations will survive the Closing and will terminate upon the expiration of the applicable statute of limitations, taking into account any extensions or waivers thereof.  Subject to Section 9.1(b), the indemnification obligations set forth in Sections 9.2(b)-(k), and the corresponding rights to make claims thereunder, will survive the Closing and will terminate upon the expiration of the applicable statute of limitations.

(b)Notwithstanding anything to the contrary herein, the obligations to indemnify and hold harmless an Indemnified Person pursuant to this Article 9: in respect of a breach of representation or warranty, covenant or agreement will terminate on the applicable survival termination date (as set forth in Section 9.1(a)), unless Parent will have made a claim for indemnification pursuant to Section 9.2, subject to the terms and conditions of this Article 9: (or Section 6.11, as applicable), prior to such survival termination date, as applicable, including by delivering an Indemnification Claim Notice to the Indemnifying Securityholder.  Notwithstanding anything to the contrary herein, if an Indemnified Person has made a claim for indemnification pursuant to Section 9.2 and delivered an Indemnification Claim Notice to the Indemnifying Securityholder prior to such survival termination date, then such claim (and only such claim), if then unresolved, will not be extinguished by the passage of the deadlines set forth in Section 9.1(a).

(c)In determining the existence of, and any Losses arising from, any inaccuracy or breach of a representation or warranty herein, the terms “material” or “materially,” any clause or phrase containing “material,” “materially,” “material respects,” “Material Adverse Effect” or any similar terms, clauses or phrases in any such representation or warranty will be disregarded (as if such word or clause, as applicable, were deleted from such representation, warranty or covenant).

Section 9.2Indemnification by the Indemnifying Securityholders

.  Subject to the limitations set forth in this Article 9, from and after the Closing, each Indemnifying Securityholder agrees to (x) severally and jointly with respect to amount in the Escrow Fund; and otherwise (y) severally and not jointly, based on each Indemnifying Securityholder’s Pro Rata Portion indemnify, defend and hold Parent, each of its Affiliates and each of their respective Representatives (collectively, the “Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of, relating to or resulting from:

(a)any breach or inaccuracy of any representation or warranty of the Company set forth in this Agreement or any other Transaction Document;

(b)any breach or failure of the Company to perform any of its covenants or other agreements contained in this Agreement or any other Transaction Document;

(c)the exercise by any Stockholder of appraisal or dissenters’ rights under Section 262 of the DGCL, including payments in respect of such Person’s Dissenting Shares to the extent such payments exceed the cash amount to which such Person would have been entitled pursuant to Section 2.2 in respect of such Dissenting Shares had such Person had not exercised appraisal or dissenters’ rights in respect thereof;

(d)any inaccuracies in the Final Spreadsheet;

(e)any Closing Indebtedness and any Unpaid Transaction Expenses, in each case, to the extent not reflected as a reduction to the Closing Proceeds as finally determined pursuant to Section 3.3;

(f)any claim or actions by Persons who are or were Securityholders, in their capacities as Securityholders, arising out of facts or circumstances existing on or prior to the Effective Time (including the execution and delivery of this Agreement, the performance by the Company and the Securityholder Representative of their respective obligations hereunder, or the consummation of the transactions contemplated by this Agreement);

(g)any claim by an Indemnifying Securityholder with respect to the actions or omissions of the Securityholder Representative, including any claim for fraud or misrepresentation, breach, or non-fulfillment of any representation, warranty, covenant, or agreement made by the Securityholder Representative in this Agreement;

(h)any claims by any D&O Indemnitee pursuant to Section 6.10 to the extent not covered by the D&O Tail Policy;

(i)any Pre-Closing Taxes, except to the extent taken into account in the calculation of Unpaid Transaction Expenses, Indebtedness or Net Working Capital;

(j)any fraud or intentional misrepresentation at or prior to the Closing by the Company or its Representatives (in their capacities as such); and

(k)any matter set forth on Schedule 9.2(k) hereto.

Section 9.3Limitations on Indemnification

. Notwithstanding anything to the contrary herein, the indemnification obligations of an Indemnifying Securityholder pursuant to this Agreement will be subject to the following limitations:

(a)Basket.  No Indemnifying Securityholder will be liable to an Indemnified Person for, and no Indemnified Person will be entitled to, any indemnification for Losses pursuant to Section 9.2(a) (other than with respect to breaches of the Fundamental Representations), unless the aggregate of all indemnifiable Losses in respect of indemnification pursuant to Section 9.2(a) (other than with respect to breaches of the Fundamental Representations), would exceed on a cumulative basis $2,500,000 (the “Basket”), and then all such Losses will be indemnifiable hereunder, including the amount of the Basket.

(b)Maximum Amounts.  The maximum amount of indemnifiable Losses that the Indemnifying Securityholders will be liable for, or that may be recovered by the Indemnified Persons, in the aggregate:

(i)pursuant to Section 9.2(a) (other than with respect to breaches of the Fundamental Representations), will be the Escrow Amount; and

(ii)pursuant to Section 9.2(b)-(k) will be the amount of the Merger Consideration paid by Parent.

Notwithstanding anything to the contrary herein, there will be no cap on the amount of indemnifiable Losses that an Indemnifying Securityholder will be liable for, or that may be recovered by an Indemnified Person, with respect to such Indemnifying Securityholder’s fraud (whether on behalf of itself or the Company) or fraud of which such Indemnifying Securityholder had actual knowledge.

(c)Insurance and Other Payments.  Payments by an Indemnifying Securityholder pursuant to Section 9.2 in respect of any Loss will be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Person (or its Affiliates) from any third parties (other than the Indemnifying Securityholder) in respect of any such claim, net of any costs of recovery and increases in premiums.

(d)No Duplication.  Losses will be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement.  The Indemnified Persons will not be entitled to recover more than once for the same Loss.

(e)Priority of Recourse.  Recourse in respect of indemnifiable Losses will be made first, against the Escrow Fund and second, to the extent in excess of such amount, subject to the limitations contained in this Section 9.3, against Indemnifying Securityholders.

(f)Exclusive Remedy.  Except as expressly provided otherwise in this Agreement, and subject to Section 10.7, the parties acknowledge and agree that, following the Closing, the remedies provided for in Section 3.3, Section 6.11, this Article 9: and Section 10.13 will be the sole and exclusive remedies for claims and Losses available to the parties and their respective Affiliates arising out of or relating to this Agreement, except that nothing herein will limit the Liability of an Indemnifying Securityholder for claims arising out of, relating to or resulting from such Indemnifying Securityholder’s intentional misrepresentation or fraud (whether on behalf of itself or the Company) or fraud of which such Indemnifying Securityholder had actual knowledge.

(g)Tax Matters.  Notwithstanding any other provision of this Agreement, there will be no indemnification obligation for (i) any Taxes attributable to a Taxable period (or portion thereof) beginning after the Closing Date (other than in respect of a breach of Section 4.12(e), 4.12(f), 4.12(g), 4.12(h), 4.12(i), 4.12(l), or 4.12(n)), (ii) any Taxes of the Company or any of its subsidiaries resulting from any action taken by the Parent, Company or any of its subsidiaries after the Closing on the Closing Date not contemplated by this Agreement, (iii) any Losses related to or arising from the amount, value or condition of any Tax asset or attribute (e.g., net operating loss carryforward or Tax credit carryforward) or the ability of any Indemnitor to utilize any such Tax asset or attribute in any Tax period or portion thereof beginning on or after the Closing Date or (iv) any Taxes resulting  from an election made under Sections 338 or 336 under the Code.

Section 9.4Indemnification Procedures.

(a)Direct Claims.  Any claim by an Indemnified Person on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by Parent by delivering an Indemnification Claim Notice with respect to such Direct Claim to the Securityholder Representative.  Parent will allow the Securityholder Representative and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, as provided in Section 9.4(c).

(b)Third-Party Claims.

(i)If Parent receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against an Indemnified Person with respect to which the Indemnifying Securityholders may be obligated to provide indemnification under this Agreement, Parent will deliver an Indemnification Claim Notice with respect to such Third-Party Claim to the Securityholder Representative.  Such Indemnification Claim Notice will describe the Third-Party Claim in reasonable detail, and where reasonably practicable, will include copies of all letters, claims, complaints, filings, documents and material correspondence received by the Indemnified Person or its Representatives with respect thereto.

(ii)Securityholder Representative will have the right, but not the obligation, to participate in any Third-Party Claim using the Securityholder Representative’s own counsel (at the Securityholder Representative’s cost and expense on behalf of the Indemnifying Securityholders), and Parent will cooperate in good faith with the Securityholder Representative in respect of such participation.

(iii)The Indemnified Persons may, subject to the provisions of this Article 9, pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses that they may incur arising out of, relating to or resulting from such Third-Party Claim.  Parent will keep the Securityholder Representative reasonably informed concerning the status of any such Third-Party Claim and any related proceedings and all stages thereof.  The Securityholder Representative and the Indemnifying Securityholders will cooperate in good faith with Parent in all reasonable respects in connection with the defense of any Third-Party Claim, including making available and retaining records relevant or relating to such Third-Party Claim as may be reasonably necessary for the preparation of the defense for, and the defense of, such Third-Party Claim.  Parent will not agree to any settlement of such Third-Party Claim without the written consent of the Securityholder Representative (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, if a Third-Party Claim (A) seeks relief other than the payment of monetary damages or could result in the imposition of an Order that would restrict in any respect any present or future activity or conduct of any Indemnified Person, (B) seeks a finding or admission of a violation of Law (including any Third-Party Claim seeking to impose criminal fines, penalties or Sanctions) or of any Order or of a violation of the rights of any Person by any Indemnified Person or (C) together with all other pending Third-Party Claims, seeks relief in excess of the Indemnifying Securityholders’ remaining maximum indemnification obligations hereunder with respect to such Third-Party Claim, then, in each such case, Parent will be entitled to solely direct the defense of any such Third-Party Claim.

(c)Claim Procedure.

(i)In order for any Indemnified Person to be entitled to make a claim for indemnification under this Article 9, Parent will deliver a written notice (an “Indemnification Claim Notice”) to the Securityholder Representative, as promptly as reasonably practicable after it acquires knowledge of the fact, event or circumstance giving rise to a claim for Losses pursuant to this Article 9.  Parent may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date of delivery thereof.  Each Indemnification Claim Notice will specify in reasonable detail the nature of, the facts, circumstances and the amount or a good faith estimate (to the extent ascertainable) of the potential Losses against which such Indemnified Person seeks indemnification for, such claim asserted, and the provisions of this Agreement upon which such claim for indemnification is made; provided, however, any failure by Parent to give such prompt Indemnification Claim Notice will not relieve the Indemnifying Securityholders of their indemnification obligations, except and only to the extent that the Indemnifying Securityholders are actually and materially prejudiced thereby.

(ii)After delivery of an Indemnification Claim Notice to the Securityholder Representative, (i) Parent will, upon written request from the Securityholder Representative, supply and make available to the Securityholder Representative and its Representatives (at the Securityholder Representative’s cost and expense on behalf of the Indemnifying Securityholders) all relevant information in its or its Affiliates’ possession relating to the claim reasonably requested by the Securityholder Representative (except to the extent that such action could jeopardize attorney-client privilege; provided, however, Parent will use its commercially reasonable efforts to provide such information in such format to the Securityholder Representative, or on an outside-counsel-only basis or in such other manner, that would not result in the loss of such attorney-client privilege) and (ii) Parent will, and will cause its Representatives, to (A) be reasonably available to the Indemnifying Securityholder and its Representatives (at the Securityholder Representative’s cost and expense on behalf of the Indemnifying Securityholders) on reasonable advance notice during normal business hours to discuss such claim, (B) render to the Securityholder Representative and its Representatives such assistance as may reasonably be requested by the Securityholder Representative, (C) provide reasonable access to such books, records, accountant work papers and other documents or information in their possession or that may be reasonably obtained as the Securityholder Representative and/or its Representatives may reasonably require (at the Securityholder Representative’s cost and expense on behalf of the Indemnifying Securityholders) (provided, however, Parent’s accountants will not be obligated to make any working papers available to the Securityholder Representative or its Representatives unless and until the Securityholder Representative or its Representatives, as applicable, have signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such accountants), and (D) otherwise cooperate with the Securityholder Representative and its Representatives in good faith (at the Securityholder Representative’s cost and expense on behalf of the Indemnifying Securityholders).  Without limiting the foregoing, such cooperation will include the retention and (upon the Securityholder Representative’s request) the provision to the Securityholder Representative or its Representatives of books, records and other documents and information which are actually and reasonably relevant to such claim.

(iii)The Securityholder Representative may, within 30 days after receipt of an Indemnification Claim Notice, deliver to Parent a written response (an “Indemnification Claim Response”) disputing such claim, which response must state (A) in reasonable detail the reasons why the Securityholder Representative disputes such claim, together with reasonable supporting detail, and (B) in respect of such claim, (I) that the Indemnified Person is entitled to receive an amount (the “Agreed Amount”) of cash that is less than the amount of all Losses set forth in such Indemnification Claim Notice or (II) that the Indemnified Person is not entitled to recovery in connection with the matters claimed in the Indemnification Claim Notice.  Acceptance by an Indemnified Person of an Agreed Amount will be without prejudice to the Indemnified Person’s right to claim the balance of the Losses claimed in such Indemnification Claim Notice.

(iv)Any Losses (or portion thereof) claimed in an Indemnification Claim Notice or any other matter set forth therein will be deemed to be finally resolved for purposes of this Article 9: upon the earlier of (A) such amounts (or portions thereof) or other matters having been resolved by a written agreement executed by the Securityholder Representative, on behalf of the Indemnifying Securityholders, and Parent, (B) such amounts (or portions thereof) or other matters having been resolved by a final, nonappealable order, decision or ruling of a court of competent jurisdiction or arbitrator with respect to such amounts or matters in dispute, or portions thereof and (C) 30 days after delivery of such Indemnification Claim Notice if the Securityholder Representative fails to deliver an Indemnification Claim Response in respect thereof prior to the expiry of such 30 day period (clauses (A), (B) and (C), together, a “Final Resolution”).

(v)If any amount is payable to Parent pursuant to a Final Resolution, (i) to the extent such payment will be made from the Escrow Fund, the Securityholder Representative and Parent will promptly jointly instruct the Escrow Agent to release to Parent from the Escrow Fund such amount, and (ii) to the extent that the amount remaining in the Escrow Fund is insufficient to cover such amount each Indemnifying Securityholder will, subject to the limitations contained in Section 9.3, within ten Business Days following the date of the determination of the Agreed Amount, pay such Indemnifying Securityholder’s Pro Rata Portion (as of the date of such determination) of the amount of such shortfall to Parent.

Section 9.5Release of Escrow Fund

.  As promptly as possible following the 15 month anniversary of the Closing Date, and in any event within one Business Day, Parent and the Securityholder Representative will jointly instruct the Escrow Agent to pay such portion of the Escrow Amount as is remaining in the Escrow Fund (excluding the amount that Parent determines in good faith to be necessary to satisfy all indemnification claims for which Indemnification Claim Notices have been delivered that are not fully and finally resolved pursuant to a Final Resolution (or if resolved, not fully paid in accordance with the Final Resolution in respect thereof, if applicable)) as follows: (x) to the Paying Agent, such portion of such remaining amount payable to the Stockholders pursuant to Section 2.2(b) for further payment to the Stockholders in accordance with Article 2, and (y) to the Company, such portion of such remaining amount payable to the vested In-The-Money Optionholders pursuant to Section 2.4(a) for further payment to the vested In-The-Money Optionholders in accordance with Article 2.

Section 9.6Treatment of Indemnification Payments

.  The parties agree that any indemnification payments made pursuant to this Agreement will be treated for Tax purposes as an adjustment to the Merger Consideration, unless otherwise required by applicable Law.

Article 10:
Miscellaneous

Section 10.1Notices

.  All notices, demands and other communications under this Agreement will be in writing and will be deemed given (a) when personally delivered, (b) when sent by email (with written confirmation of transmission) or (c) one Business Day following the day sent by a nationally-recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)If to the Company (prior to Closing):

Chartboost, Inc.

One Sansome Street, Suite 2100

San Francisco, CA 94104

Attention: Rich Izzo

Email: [***]

with a copy (which will not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Bush Plaza, 12th Floor
San Francisco, CA 94104
Attention: Michael Irvine and Brian Willbur
Email: mirvine@gunder.com; bwillbur@gunder.com

(b)If to the Securityholder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

(c)If to Parent:

Zynga Inc.

699 Eighth Street

San Francisco, CA 94103

Attention: Phuong Y. Phillips, Chief Legal Officer

Email: [***]

With a copy to:

Attention: Legal Department – M&A

Email: legalnotices@zynga.com

with a copy (which will not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025

Attention: Matthew R. Gemello and Ramy K. Shweiky

Email: mgemello@orrick.com; rshweiky@orrick.com

Section 10.2Severability

.  If any provision of this Agreement will be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other Persons or circumstances other than those which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will remain in full force and effect to the fullest extent permitted by applicable Law.

Section 10.3Counterparts

.  This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument. Copies of executed counterparts transmitted by electronic signature (including by means of email in .pdf format) will be considered original executed counterparts for purposes of this Section 10.3.

Section 10.4Expenses

.  Except as otherwise expressly provided herein, whether or not the Closing occurs, each party will each pay their respective expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 10.5Assignment; Successors and Assigns

.  This Agreement will be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns; provided, however, no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other parties to this Agreement, except that Parent may assign, in its sole discretion, all or part of its rights or obligations hereunder to one or more of its Affiliates or to any Person in connection with an internal restructuring, joint venture, sale or divestiture of all or any part of the equity interests or the assets of Parent or any of its Affiliates.  No assignment of any obligations hereunder will relieve any party of any such obligations.

Section 10.6Amendment; Waiver

.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by Parent and Merger Sub, on the one hand, and the Company, on the other hand. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or a failure or delay by any party in exercising any power, right or privilege under this Agreement will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.  After approval and adoption of this Agreement and the Merger by the Company’s stockholders and without their further approval, no amendment or waiver will reduce the amount or change the kind of consideration to be received in exchange for any share of Company Stock.

Section 10.7Remedies

.  The parties acknowledge and agree that irreparable damage would occur and that the parties may not have any adequate remedy at Law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or any such breach.  Accordingly, the parties acknowledge and agree that, without limitation of the other parties’ rights to seek any other form or amount of relief as may be available under this Agreement (including monetary damages) or to terminate this Agreement under Article 8: and pursue damages after such termination (subject to the terms of this Agreement), in the event of any breach or threatened breach by any party of its respective covenants or obligations set forth in this Agreement, the other parties will be entitled to injunctive relief to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, such party’s covenants and obligations under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required.  Each of the parties hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company or Parent, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or Parent, as applicable, under this Agreement.  The pursuit of specific enforcement or other equitable remedies by any party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at Law or in equity) to which such party may be entitled at any time.  Subject to Section 9.3, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy.

Section 10.8Third Parties

.  This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party nor create or establish any Third-Party beneficiary hereto (including with respect to any Continuing Employees); provided, however, notwithstanding the foregoing, (a) the D&O Indemnitees are intended Third-Party beneficiaries of, and may enforce, Section 6.10 and (b) the Indemnified Persons are intended Third-Party beneficiaries of, and may enforce, Article 9.

Section 10.9Governing Law

.  This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any Laws, rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.10Consent to Jurisdiction; Waiver of Jury Trial.

(a)Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Proceeding will be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery, any Federal court of the United States of America sitting in the State of Delaware, or in any Delaware State court, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court and (iv) agrees that a final judgment in any such proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 10.1 will be effective service of process for any Proceeding brought in any such court.

(b)THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY will INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.11Disclosure Schedule

.  The Disclosure Schedule is hereby incorporated and made a part hereof and is an integral part of this Agreement.  Disclosures included in the Disclosure Schedule will be considered to be made for purposes of such other sections to the Disclosure Schedule to which such disclosures are specifically referenced or cross-referenced and in all other sections to the Disclosure Schedule to the extent that the relevance of any disclosure to any such other section of the Disclosure Schedule is reasonably apparent on the face of such disclosure.  Any capitalized terms used in the Disclosure Schedule but not otherwise defined therein will be defined as set forth in this Agreement.

Section 10.12Entire Agreement

.  This Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Confidentiality Agreement, the Transaction Documents and the Exhibits hereto) set forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof.  In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement will prevail.

Section 10.13Securityholder Representative

.  By virtue of the execution and delivery of a Joinder Agreement, and the adoption of this Agreement and approval of the Merger by the Stockholders, and without any further action of any of the Indemnifying Securityholders or the Company, each Indemnifying Securityholder will, as a specific term of the Merger, be deemed to have agreed that:

(a)The Securityholder Representative is irrevocably constituted and appointed as of the Closing as the Securityholder Representative, representative, agent, proxy, and attorney in fact (coupled with an interest) for all such Persons for all purposes under this Agreement and the Transaction Documents including the full power and authority on each such Person’s behalf:  (i) to consummate the transactions contemplated under this Agreement and the other Transaction Documents; (ii) to negotiate claims and disputes arising under, or relating to, this Agreement and the other Transaction Documents (including, for the avoidance of doubt, the adjustment of Closing Proceeds contemplated by Section 3.3 and claims for indemnification under Article 9); (iii) to facilitate the disbursement to any Indemnifying Securityholder of any funds due to such Indemnifying Securityholder under this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or otherwise; (iv) to withhold any amounts received on behalf of any Indemnifying Securityholder pursuant to this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or to satisfy (on behalf of the Indemnifying Securityholders) any and all obligations or Liabilities of any Indemnifying Securityholder or the Securityholder Representative in the performance of any of their commitments hereunder (including, for the avoidance of doubt, the satisfaction of payment obligations (on behalf of the Indemnifying Securityholder) in connection with the adjustment of Closing Proceeds contemplated by Section 3.3 or the indemnification of Indemnified Persons under Article 9); (v) to execute and deliver any amendment or waiver to this Agreement and the other Transaction Documents (without the prior approval of any Indemnifying Securityholder); and (vi) to take all other actions to be taken by or on behalf of any Indemnifying Securityholder in connection with this Agreement and the other Transaction Documents.  Such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Securityholder Representative and will survive the death, incapacity, bankruptcy, dissolution or liquidation of each Indemnifying Securityholder.  All decisions and actions by the Securityholder Representative will be binding upon each Indemnifying Securityholder, and no Indemnifying Securityholder will have the right to object, dissent, protest or otherwise contest the same.  No Indemnified Person will be liable to any Indemnifying Securityholder for any actions taken or omitted by them in reliance upon any instructions, notice, or other instruments delivered by the Securityholder Representative.  The Securityholder Representative will have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations will be determined solely by the express provisions of this Agreement.  The Securityholder Representative may resign at any time;

(b)The Securityholder Representative will incur no liability of any kind with respect to any action or omission by the Securityholder Representative in connection with its services pursuant to this Agreement and the Transaction Documents, except in the event of liability directly resulting from the Securityholder Representative’s gross negligence or willful misconduct. The Securityholder Representative will not be liable for any action or omission pursuant to the advice of counsel. The Indemnifying Securityholders will indemnify, defend and hold harmless the Securityholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement and the Transaction Documents, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Indemnifying Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholder Representative by the Indemnifying Securityholders, any such Representative Losses may be recovered by the Securityholder Representative from (i) the funds in the Representative Expense Fund and (ii) any other funds that become payable to the Indemnifying Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Indemnifying Securityholders; provided, that while this section allows the Securityholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Indemnifying Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Indemnifying Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Indemnifying Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative under this section.  The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or the termination of this Agreement.

(c)The Representative Expense Fund will be used for the purposes of paying directly, or reimbursing the Securityholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Indemnifying Securityholders will not receive any interest or earnings on the Representative Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Securityholder Representative’s responsibilities, the Securityholder Representative will deliver any remaining balance of the Representative Expense Fund to the Paying Agent for further distribution to the Indemnifying Securityholders. For tax purposes, the Representative Expense Fund will be treated as having been received and voluntarily set aside by the Indemnifying Securityholders at the time of Closing; and

(d)Notwithstanding anything to the contrary herein, the Securityholder Representative and its Affiliates will not be liable for any Loss to any Indemnifying Securityholder for any action taken or not taken by the Securityholder Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by Parent or Merger Sub or the Surviving Corporation.

Section 10.14Relationship of the Parties

.  Nothing in this Agreement creates a joint venture or partnership between the parties.  This Agreement does not authorize any party (i) to bind or commit, or to act as an agent, employee or legal representative of, another party, except as may be specifically set forth in other provisions of this Agreement or (ii) to have the power to control the activities and operations of another party.  The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.14.

Section 10.15Legal Representation

(a). Parent, Merger Sub and the Company hereby agree that, in the event that a dispute arises after the Closing between Parent and the Surviving Company, on the one hand, and the Securityholder Representative and the Indemnifying Parties, on the other hand, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson”) may represent the Securityholder Representative and the Indemnifying Parties in such dispute even though the interests of the Securityholder Representative and the Indemnifying Parties may be directly adverse to Parent, the Surviving Company or any of their respective subsidiaries; provided that this sentence will not apply if Gunderson is handling ongoing matters for Parent, the Surviving Company or any of their respective subsidiaries.

(b)All communications involving attorney-client confidences between direct and indirect Company Securityholders, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and Gunderson, on the other hand, relating to the negotiation, documentation and consummation of the Merger will be deemed to be attorney-client confidences that belong solely to the direct and indirect Company Securityholders and their respective Affiliates (and not the Company, the Surviving Company or their respective Subsidiaries). Without limiting the generality of the foregoing, from and after the Effective Time, (a) the direct and indirect Company Securityholders and their respective Affiliates (and not the Surviving Company and its Subsidiaries) will be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Company or its Subsidiaries will be a holder thereof, (b) to the extent that files of Gunderson in respect of such engagement constitute property of the client, only the direct and indirect Company Securityholders and their respective Affiliates (and not the Surviving Company and its Subsidiaries) will hold such property rights and (c) Gunderson will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Company or any of its Subsidiaries by reason of any attorney-client relationship between Gunderson and the Company or any of its Subsidiaries or otherwise. Notwithstanding the foregoing, none of the Surviving Company or any of its Subsidiaries is waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of the Merger) with respect to any third party in connection with any Third Party Claim.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

Parent:
ZYNGA INC.
By:	/s/ Matthew S. Bromberg
Name:	Matthew S. Bromberg
Title:	Chief Operating Officer

Merger Sub:
CARNATION MERGECO INC.
By:	/s/ Matthew S. Bromberg
Name:	Matthew S. Bromberg
Title:	Authorized Signatory

The Company:
CHARTBOOST, INC.
By:	/s/ Rich Izzo
Name:	Rich Izzo
Title:	Chief Executive Officer

The Securityholder Representative:
SHAREHOLDER REPRESENTATIVE SERVICES LLC (solely in its capacity as the Securityholder Representative)
By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

Signature Page to Merger Agreement